Exhibit 10.21

Execution Version

ASSET PURCHASE AGREEMENT

dated as of

July 27, 2023

by and between

AEGLEA BIOTHERAPEUTICS, INC.

and

IMMEDICA PHARMA AB

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into as of July 27, 2023 (this “Agreement”), by and between Aeglea BioTherapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Aeglea”), and Immedica Pharma AB, a limited company (Aktiebolag) organized and existing under the laws of Sweden (“Immedica”). Each of Aeglea and Immedica are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Exhibit A.

W I T N E S S E T H:

WHEREAS, Aeglea has established a research, development and manufacturing program for pegzilarginase for the treatment of Arginase-1 Deficiency as well as other therapeutic, prophylactic, palliative and diagnostic uses (the “Program”);

WHEREAS, Immedica and Aeglea are parties to that certain License and Supply Agreement dated as of March 21, 2021, as amended by that certain Memorandum of Understanding dated July 1, 2021, that certain Memorandum of Understanding dated June 22, 2022, and that certain Amendment No. 2 to the Agreement dated March 28, 2023 (the “License Agreement”), pursuant to which Aeglea licenses to Immedica certain rights in and to the Product and Aeglea’s Intellectual Property rights therein; and

WHEREAS, Aeglea agrees to sell to Immedica, and Immedica agrees to purchase from Aeglea, assets owned by Aeglea and related to the Product on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE PRICE

Section 1.1 Purchase Price. In consideration of the conveyance to Immedica of all right, title and interest in, under and to the Acquired Assets and the other rights granted to Immedica hereunder, and subject to the terms and conditions hereof, Immedica shall pay to Aeglea:

(a) An initial payment in cash of $15,000,000 in the aggregate (the “Initial Payment”), by wire transfer of immediately available funds in accordance with written instructions furnished to Immedica by Aeglea, payable at Closing;

(b) The Milestone Payments, if any, subject to the terms and conditions of, and payable as set forth in, Section 1.2; and

(c) The Fuji Credit, subject to the terms and conditions of, and payable as set forth in, Section 6.10.

Section 1.2 Milestone Payments.

(a) Subject to the remainder of this Section 1.2, upon the first occurrence of the applicable milestone event described in the table set forth below by Immedica (each such event, a “Milestone Event”),

Immedica shall pay an amount in cash equal to the applicable milestone payment listed next to such Milestone Event in the table below (each such payment, a “Milestone Payment”), less any Milestone Set-Offs, in accordance with Section 1.2(b). The Milestone Events and corresponding Milestone Payments are as follows:

Milestone Event	Milestone Payment

Pricing and Reimbursement Approval in France of the Product that is indicated for treatment of Arginase-1 Deficiency by the applicable Governmental Authority in France, where such Product has previously received Regulatory Approval in France for the treatment of Arginase-1 Deficiency	Reimbursement Earnout Amount for such Product in France

Pricing and Reimbursement Approval in Germany of the Product that is indicated for treatment of Arginase-1 Deficiency by the applicable Governmental Authority in Germany, where such Product has previously received Regulatory Approval in Germany for the treatment of Arginase-1 Deficiency	Reimbursement Earnout Amount for such Product in Germany

Pricing and Reimbursement Approval in the United Kingdom of the Product that is indicated for treatment of Arginase-1 Deficiency by the applicable Governmental Authority in the United Kingdom, where such Product has previously received Regulatory Approval in the United Kingdom for the treatment of Arginase-1 Deficiency	Reimbursement Earnout Amount for such Product in the United Kingdom

Regulatory Approval of the BLA of the Product for the treatment of Arginase-1 Deficiency in the United States	$30,000,000

Additional Milestone Event (as such term is defined in Schedule 1.2(a)).	Additional Milestone Amount (as such term is defined in Schedule 1.2(a)).

(b) No later than thirty (30) days after the achievement of a Milestone Event, Immedica shall provide written notice to Aeglea of the achievement of such Milestone Event and shall pay to Aeglea the corresponding Milestone Payment, less any Milestone Set-Offs.

(c) Each Milestone Payment to be paid by or on behalf of Immedica shall be paid in U.S. Dollars.

(d) Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate amount of Milestone Payments Immedica shall be obligated to pay to Aeglea pursuant to the table set forth in this Section 1.2 shall be $100,000,000, (ii) each unique row in the table set forth in this Section 1.2 represents a separate Milestone Event, and accordingly, there are five (5) distinct Milestone Events, (iii) each Milestone Event may be achieved no more than one time, (iv) each Milestone Payment shall be payable only once, if at all, upon the first achievement of the applicable Milestone Event (regardless of (A) any subsequent or repeated achievement of a Milestone Event and (B) the number of subsequent Products achieving such Milestone Events).

(e) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, in addition to any other right or remedy under this Agreement, Immedica shall have the right, but not the obligation, from time to time to set off against (x) any Milestone Payment that is owed and has not yet been paid and (y) if applicable, the Specified Patents Holdback Amount if any portion of such amount continues to be held back in accordance with Section 1.2(f) (clauses (x) and (y), the “Available Remedy Amounts”) (each of the following clauses (i), (ii) and (iii), a “Milestone Set-Off”): (i) any Losses for which any Immedica Indemnified Party is entitled to indemnification pursuant to, and in accordance with, Article VII, (ii) any Losses in respect of claims for intentional fraud or willful misconduct, and (iii) any Necessary IP Payments already paid or accrued or then payable by any Immedica Indemnified Party; provided that Immedica shall not be entitled to set off any Necessary IP Payment to the extent that any Immedica Indemnified Party receives an indemnification payment for such Necessary IP Payment pursuant to Article VII. Notwithstanding anything in this Agreement to the contrary, to the extent that Immedica is unable to set off any amount of any Necessary IP Payment (such amount, the “Necessary IP Payment Carryover”) against any Available Remedy Amount, such Necessary IP Payment Carryover may be set off against any subsequent Available Remedy Amount. Immedica shall keep, and shall instruct any Immedica Indemnified Party to keep, reasonably complete and accurate records of any Milestone Set-Off. Any Milestone Set-Off taken by Immedica will be accompanied by a written notice including an accounting of such Milestone Set-Off (“Set-Off Notice”); provided that any failure by Immedica to provide any such Set-Off Notice to Aeglea shall not impact Immedica’s rights under this Section 1.2(e). Upon reasonable written request by Aeglea, Immedica will provide reasonable documentation in support of any Milestone Set-Off, such request to be made no more than six (6) months after the date of the applicable Set-Off Notice. The Parties shall negotiate in good faith to seek to resolve any dispute regarding any Set-Off Notice before making any claim to resolve such dispute.

(f) Aeglea and Immedica agree to be bound by and comply with the terms and conditions set forth on Schedule 1.2(f) as though set forth in full herein.

(g) For purposes of this Section 1.2:

(i) The definitions of Reimbursement Earnout Amount, Actual Reimbursement Percentage, Actual Reimbursement Price, Expected Reimbursement Price and Pricing Reimbursement Approval are stated with respect to a 2 mg vial of the Product. In the event that any of the Milestone Events set forth in the first three rows of the table set forth in this Section 1.2 occurs with respect to a vial with a different amount of Product, the amounts in Euros and British Pounds Sterling will be proportionally adjusted, on a linear basis based on mg of Product, for purposes of calculating the Reimbursement Earnout Amount. By way of example, in the event that any of the Milestone Events set forth in the first three rows of the table set forth in this Section 1.2 occurs with respect to a 4 mg vial of Product, then the Expected Reimbursement Price of such 4 mg vial of Product (A) with respect to France would be [*]/4 mg vial of such Product; (B) with respect to Germany would be [*]/4 mg vial of such Product; and (C) with respect to the United Kingdom would be [*]/4 mg vial of such Product, and the Reimbursement Earnout Amount for such 4 mg vial of such Product would be determined using such amounts.

(ii) “Actual Reimbursement Percentage” means, with respect to a 2 mg vial of the Product in a given country, a number equal to the quotient of (A) the Actual Reimbursement Price for such 2 mg vial of the Product received by Immedica in such country, divided by (B) the Expected Reimbursement Price for such 2 mg vial of the Product in such country. By way of examples, if the Actual Reimbursement Price for a 2 mg vial of the Product received by Immedica in France is [*], then the Actual Reimbursement Percentage for such 2 mg vial of the Product in France is [*] or 93%; and if the Actual Reimbursement Price for a 2 mg vial of the Product received by Immedica in Germany is [*], then the Actual Reimbursement Percentage for such 2 mg vial of the Product is [*] or 87%.

(iii) “Actual Reimbursement Price” means, with respect to a given country, the price reimbursed by the applicable Governmental Authority, net of any mandatory rebates, for a 2 mg vial of the Product in such country pursuant to the Pricing and Reimbursement Approval for such 2 mg vial of the Product in such country, where such reimbursed price may be the listed price or a discounted price, net of any mandatory rebates, of such 2 mg vial of the Product that is agreed and approved between Immedica and such applicable Governmental Authority.

(iv) “Expected Reimbursement Price” means, (A) with respect to France, [*]/2 mg vial of the Product; (B) with respect to Germany, [*]/2 mg vial of the Product; and (C) with respect to the United Kingdom, [*]/2 mg vial of the Product.

(v) [Reserved].

(vi) “Pricing and Reimbursement Approval” means, with respect to a 2 mg vial of the Product in a given country, following Regulatory Approval of such 2 mg vial of the Product for the treatment of Arginase-1 Deficiency in such country by the applicable Regulatory Authority in such country, the later of (A) the approval, agreement, determination or decision by (1) the Ministries of Health and Social Security in France as published in the Journal Officiel, (2) the National Institute for Health and Care Excellence in the United Kingdom as set forth in the applicable commercial access agreement and (3) Spitzenverband der Gesetzlichen Krankenkassen (GKV-Spitzenverband) in Germany as published in the Lauer Taxe establishing a price for such 2 mg vial of the Product that can be legally charged to consumers, if required or desirable, in such country in connection with the broad commercialization of such 2 mg vial of the Product for the treatment of Arginase-1 Deficiency in such country; and (B) the approval, agreement, determination or decision by the foregoing applicable Governmental Authority establishing the level of reimbursement for such 2 mg vial of the Product that will be reimbursed by such Governmental Authority, if required or desirable, in such country in connection with the broad commercialization of such 2 mg vial of the Product for the treatment of Arginase-1 Deficiency in such country.

(vii) [Reserved].

(viii) [Reserved].

(ix) [Reserved].

(x) “Reimbursement Earnout Amount” means, with respect to a 2 mg vial of the Product in a given country: (A) if the Actual Reimbursement Percentage of such 2 mg vial of the Product in such country is equal to 100% or more, $10,000,000, (B) if the Actual Reimbursement Percentage of such 2 mg vial of the Product in such country is less than 80%, zero, and (C) if the Actual Reimbursement Percentage of such 2 mg vial of the Product in such country is 80% or more but less than 100%, an amount equal to the sum of (i) $3,333,333 and (ii) the product of (A)(x) the Actual Reimbursement Percentage for such 2 mg vial of the Product in such country minus 80% divided by (y) 20% multiplied by (B) $6,666,666; or, in the case of the foregoing clause (C), the formula expressed as follows:

$3,333,333	+	Actual Reimbursement Percentage minus 80%	x	$6,666,666

20%

(xi) [Reserved].

(xii) [Reserved].

ARTICLE II

PURCHASE AND SALE

Section 2.1 Acquired Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Aeglea shall, and shall cause its Subsidiaries to, sell, assign, transfer, convey and deliver to Immedica, and Immedica shall receive, acquire and accept, all right, title and interest of Aeglea and its Subsidiaries in, to and under the Acquired Assets (including the Assigned Intellectual Property), free and clear of all Liens except for Permitted Liens.

(b) “Acquired Assets” means the following assets at the Closing:

(i) the assets listed on Schedule 2.1(b)(i)(D);

(ii) the Assigned Contracts;

(iii) all Biological Materials;

(iv) all Inventory;

(v) all Product Registrations that are (A) used in or held for use in the Program or in connection with the Product or (B) listed on Schedule 2.1(b)(v) (collectively, the “Transferred Product Registrations”); provided that Aeglea shall be entitled to retain copies of the Transferred Product Registrations solely to the extent necessary to comply with applicable Law and its internal document retention policies, subject to Aeglea’s nonuse and confidentiality obligations set forth in Section 6.2;

(vi) all Documents primarily related to the Program or Product or that are otherwise related to the Product or Program and reasonably necessary and useful to the Product or the Program (collectively, the “Transferred Documents”), including all attorney-client privilege and attorney work-product protection and all Documents subject to the attorney-client privilege or work-product protection in each case that relate to the Product or the Program; provided that the Transferred Documents shall exclude all (w) personnel files for any current or former directors, officers, employees, independent contractors or consultants (collectively, “Aeglea Service Providers”), (x) Documents relating to Spyre Therapeutics, Inc.

and its businesses or assets, as well as the transactions (the “Spyre Transactions”) contemplated by that certain Agreement and Plan of Merger, dated June 22, 2023, by and between Aeglea, Spyre Therapeutics, Inc., Aspen Merger Sub I, Inc. and Sequoia Merger Sub II, LLC (collectively, the “Spyre Documents”), (y) Documents subject to the attorney-client privilege or work-product protection relating solely to the License Agreement (and not the Product or the Program), and (z) Documents relating to the determination by Aeglea or any of its Subsidiaries with respect to the wind-down or discontinuation of all or a portion of the Program or any study related thereto; and provided, further, that Aeglea shall be entitled to (1) redact information from any Transferred Document that if in a separate document would fall within the foregoing exceptions or that relates exclusively to something other than the Product or the Program, and (2) retain copies of the foregoing (A) to the extent necessary to comply with applicable Law and its internal document retention policies and (B) to the extent any Transferred Document relates to Excluded Assets or Excluded Liabilities, in each case, subject to Aeglea’s nonuse and confidentiality obligations set forth in Section 6.2;

(vii) all claims, causes of action (including the right to sue for past infringement or misappropriation), defenses, rights of recovery and rights of set-off against third parties and all credits (including all guarantees, warranties, indemnities and similar rights) in favor of Aeglea or any of its Subsidiaries, in each case to the extent relating to, arising out of or in connection with the Product, the Program, the Acquired Assets or the Assumed Liabilities; and

(viii) all other assets, properties and rights of a type not expressly covered in this Section 2.1(b) that are exclusively related to, exclusively used in or exclusively held for use in Program or in connection with the Product.

Section 2.2 Excluded Assets.

(a) Notwithstanding anything to the contrary in this Agreement, nothing herein contained shall be deemed to sell, transfer, assign or convey to Immedica the Excluded Assets, and Aeglea and its Subsidiaries shall retain all right, title and interest to, in and under the Excluded Assets and Immedica shall not acquire any of the Excluded Assets.

(b) “Excluded Assets” means each of the following assets at the Closing:

(i) all cash and cash equivalents, securities, negotiable instruments, accounts receivable, notes and other amounts receivable of Aeglea or its Subsidiaries;

(ii) any rights to Tax refunds, credits, deductions, allowances or other Tax benefits of Aeglea or its Subsidiaries;

(iii) the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of Aeglea and its Subsidiaries, as well as any other records or materials relating to Aeglea or its Subsidiaries that are exclusively related to the Excluded Assets or are not related to the Acquired Assets, the Program or the Product;

(iv) the shares of capital stock, partnership interests, membership interests or other equity interests of any Person (including Aeglea or any of its Subsidiaries);

(v) other than the Assigned Intellectual Property and subject to the terms and conditions of Section 6.6 and the Specified Patent License Agreement, all right, title and interest in and to all Intellectual Property and all other intangible property of Aeglea;

(vi) all equipment and tangible personal property of Aeglea or any of its Subsidiaries;

(vii) all real property owned or leased by Aeglea or any of its Subsidiaries;

(viii) all Contracts listed on Schedule 2.2(b)(viii);

(ix) all rights which accrue or will accrue to Aeglea or any of its Subsidiaries under this Agreement;

(x) (A) all attorney-client privilege and attorney work-product protection of Aeglea or its Subsidiaries, (B) all Documents subject to the attorney-client privilege or work-product protection, in the case of the foregoing clauses (A) and (B), solely to the extent not primarily related to the Program or Product or that are otherwise not related to the Product or Program and not reasonably necessary and useful to the Product or the Program, (C) all Documents subject to the attorney-client privilege or work-product protection maintained by Aeglea or its Subsidiaries in connection with the Transaction, the License Agreement or the Spyre Transaction and (D) all Documents (including those subject to attorney-client privilege or work-product protection) that (i) are personnel files for Aeglea Service Providers, (ii) are Spyre Documents or (iii) relate to the determination by Aeglea or any of its Subsidiaries with respect to the wind-down or discontinuation of all or a portion of the Program or any study related thereto;

(xi) Tax Returns of Aeglea and its Subsidiaries (other than Tax Returns or any portion thereof solely relating to any Acquired Asset);

(xii) all current and prior insurance policies of Aeglea and its Subsidiaries and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(xiii) all assets with respect to any employee benefit plans, agreements or arrangements contributed to, sponsored, maintained or entered into by Aeglea or its Subsidiaries or otherwise relating to any Aeglea Service Providers;

(xiv) the ADA Assays; and

(xv) all other assets, properties, contractual rights, goodwill and other intangible assets, rights and claims of Aeglea and its Subsidiaries not included in the Acquired Assets.

Section 2.3 Assumption of Assumed Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement, as of the Closing, Immedica shall assume and be responsible for, and shall timely perform, satisfy and discharge in accordance with their terms, the Assumed Liabilities.

(b) “Assumed Liabilities” means each of the following Liabilities of Aeglea and its Subsidiaries at the Closing:

(i) all Liabilities of Aeglea arising under or in connection with the Assigned Contracts from and after the Closing, excluding for clarity the Excluded Liabilities set forth in Sections 2.4(b)(iv) and 2.4(b)(v) below, but including the amounts as set forth in Schedule 2.3(b)(i);

(ii) all Liabilities of Aeglea arising out of or relating to actions by Immedica or its Subsidiaries commenced after the Closing, irrespective of the legal theory asserted, arising from the administration, manufacture, advertising, marketing, distribution, sale or use of the Product or conduct of the Program during the period of time on or after the Closing;

(iii) without duplication of the other provisions of this Section 2.3(b), all Liabilities arising out of or in connection with an event first occurring at any time from and after the Closing to the extent relating to the Program or Product, or the use, ownership or operation of the Acquired Assets by Immedica or its Subsidiaries from and after the Closing, other than Liabilities of Aeglea or any of its Subsidiaries arising out of a breach or termination of this Agreement by Aeglea or any of its Subsidiaries.

Section 2.4 Excluded Liabilities.

(a) Notwithstanding any provision in this Agreement or any other writing to the contrary, Immedica is assuming only the Assumed Liabilities and is not assuming any other Liability of or relating to Aeglea or any of its Subsidiaries (or any of their respective predecessors or any prior owner of all or part of its or their businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Aeglea (or its applicable Affiliate) (all such Liabilities and obligations not being assumed, including those specifically enumerated in Section 2.4(b), being herein referred to as the “Excluded Liabilities”).

(b) “Excluded Liabilities” includes, without limitation, the following:

(i) all Liabilities to the extent not related to the Program, Product or the Acquired Assets;

(ii) all Liabilities relating to or arising out of the Excluded Assets;

(iii) (A) all Liabilities of Aeglea, its Affiliates or any consolidated, affiliated, combined or unitary group of which Aeglea or any of its Affiliates is or has been a member, for Taxes and (B) all Liabilities for Taxes with respect to the Acquired Assets for taxable periods ending on or prior to the Closing Date; provided that any Transfer Taxes incurred in connection with the Transaction and Apportioned Obligations shall be paid in the manner set forth in Article VIII;

(iv) all Liabilities relating to the Assigned Contracts to the extent such Liabilities (A) arise before the Closing, including, for the avoidance of doubt, any amounts owed under any Assigned Contract prior to the Closing pursuant to the terms thereof, regardless of whether the work to be performed, services to be rendered or goods to be provided in exchange for such amounts owed are to be provided before or after payment therefor or before or after the Closing, and regardless of whether an invoice for any such payment is rendered before or after the Closing; provided that the amounts listed on Schedule 2.3(b)(i) under the column “Expense to be Assumed by Immedica” shall be assumed by Immedica, (B) arise from or relate to any breach by Aeglea or any of its Subsidiaries of any provision of any of such Assigned Contract or (C) arise from or relate to any action or inaction by Aeglea or any of its Subsidiaries in connection with any such Assigned Contract;

(v) all Liabilities under any Contract that is not an Assigned Contract and, subject to Section 2.6, all Liabilities under any Assigned Contract that is not validly and effectively assigned to Immedica pursuant to this Agreement or any other Instrument;

(vi) all Liabilities, whether arising prior to, upon or following the Closing, with respect to any Aeglea Service Providers, including, without limitation, all Liabilities (A) under or relating to any employee benefit plan, contract, program, fund or arrangement and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any Aeglea Service Provider or with respect to which Aeglea or any of its Affiliates has made or is required to make payments, transfers or contributions, or any management, employment, severance, change in control, noncompete, confidentiality, offer letter, retention, incentive or similar Contract, and (B) the matters set forth on Schedule 2.4(b)(vi);

(vii) all Liabilities of Aeglea or any of its Affiliates in respect of Indebtedness;

(viii) all Liabilities in respect of any pending Legal Proceedings and any Legal Proceedings initiated after the Closing arising out of or relating to the administration, development, manufacture, advertising, marketing, distribution, sale or use of the Product or conduct of the Program prior to the Closing;

(ix) all Expenses of Aeglea or any of its Subsidiaries payable to Third Parties, including to any outside professionals (including any broker, finder, agent, investment banker, legal, accounting or tax adviser), incurred by Aeglea or any of its Subsidiaries before, on or after the Closing, in connection with the authorization, preparation, negotiation, execution and performance of this Agreement or the other Instruments, or the process of selling the Acquired Assets, including any investment banking or brokerage fees, finders’ fees or commissions; and

(x) all other Liabilities arising out of or relating to the Product, the Program or the Acquired Assets, to the extent such Liabilities relate to the period of time prior to Closing.

Section 2.5 Undisclosed Contracts. If any Program Contract was not set forth on Schedule 2.1(b)(i) or 2.2(b)(viii) and is identified following the Closing, Aeglea shall promptly notify Immedica in writing giving sufficient disclosure of such Program Contract and provide Immedica with a copy thereof, in which case Immedica shall thereafter be entitled to deem such Program Contract an “Assigned Contract” and the provisions of this Agreement (including Section 2.6) shall apply to such Program Contract as though it were an Assigned Contract, and Aeglea and Immedica shall take such action reasonably requested by Immedica (and consistent with the other provisions of this Agreement (including Section 2.6)) to assign such Program Contract to Immedica. Neither Aeglea nor any of its Subsidiaries shall voluntarily terminate any such nondisclosed Program Contract prior to providing Immedica with written notice of the intent to terminate and giving Immedica a reasonable period of time to review such Program Contract and determine whether to exercise its right to treat such Program Contract as an “Assigned Contract.”

Section 2.6 Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or the consummation of the Transaction shall be construed as an attempt or agreement to assign any Acquired Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is non-assignable without the consent of a Third Party or a Governmental Authority or is terminable or cancelable by a Third Party or a Governmental Authority in the event of an assignment (any such Acquired Asset, a “Non-assignable Asset”) unless and until such consent shall have been obtained. Aeglea shall and shall cause its Subsidiaries to use all commercially reasonable efforts to obtain any such consents with respect to the Acquired Assets, including all Non-assignable Assets, and including all consents set forth on Schedule 4.4(a), as promptly as practicable, and shall cooperate as reasonably requested by Immedica in any efforts made by Immedica or any of its Affiliates to obtain such consent. If any such consent or approval is not obtained, Aeglea shall, and shall cause its Subsidiaries to, provide to Immedica the benefits of such Non-assignable Asset in accordance with this Agreement and shall enforce, or cause its Subsidiaries to enforce, at the request of and for the benefit of Immedica, any rights of Aeglea or its Subsidiaries arising thereunder, including the right to seek any available remedies or to terminate in accordance with the terms thereof, in each case at Immedica’s cost and expense. Aeglea shall and shall cause its Subsidiaries to promptly pay to Immedica when received all monies received by Aeglea or any of its Affiliates under any such Non-assignable Asset or any claim, right or benefit arising thereunder, except to the extent the same represents an Excluded Asset. As a condition to Aeglea providing Immedica with the benefits of any Non-assignable Asset, Immedica shall perform, in the name or on behalf of Aeglea or its applicable Subsidiary, all obligations of Aeglea or its applicable Subsidiary and shall indemnify Aeglea or its applicable Subsidiary for any Liabilities first arising thereunder following the Closing, except to the extent such Liabilities relate to the gross negligence or willful misconduct of Aeglea or any Aeglea Indemnified Party or the failure of Aeglea or any Aeglea Indemnified Party to follow the reasonable written (email being sufficient) instructions of Immedica or any of its Subsidiaries with respect to such Non-assignable Asset. To the extent that, in connection with obtaining a Third Party’s consent under any Non-assignable Asset, one or more of the Parties enter into an agreement with such Third Party that provides for an allocation of liability among the Parties with respect to such Non-assignable Asset that is inconsistent with the terms of this Agreement, the Parties agree that, as among themselves, the provisions of this Agreement shall control.

Section 2.7 Designated Buyer. Notwithstanding anything to the contrary contained in this Agreement, Immedica may elect to have any or all of the Acquired Assets sold, assigned, conveyed, transferred or delivered to, or any of the Assumed Liabilities assumed by, one or more of its Subsidiaries, in each case as set forth in the Instruments to be delivered at Closing; provided, however, that no such sale, assignment, conveyance, transfer or delivery shall (a) relieve Immedica of any of its obligations to Aeglea hereunder with respect to the Assumed Liabilities or (b) otherwise increase or expand the obligations of Aeglea hereunder.

Section 2.8 ADA Assay License. Aeglea and its Subsidiaries hereby grant to Immedica and its Affiliates a royalty-free, fully paid-up, worldwide, fully transferable, irrevocable, perpetual, non-exclusive, sublicensable (including the right to sublicense through multiple tiers) license under their respective rights in and to the ADA Assays to use and otherwise Exploit the ADA Assays for any and all purposes.

ARTICLE III

CLOSING

Section 3.1 Closing. The closing of the Transaction (the “Closing”) shall take place on the date hereof (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts), simultaneously with the execution and delivery of this Agreement.

Section 3.2 Deliveries by Aeglea.

(a) At the Closing, Aeglea shall pay an amount in cash equal to the Fuji Credit to Fujifilm by wire transfer of immediately available funds, and, at or prior to the Closing, shall provide to Immedica proof of such payment that is reasonably satisfactory to Immedica.

(b) At the Closing, Aeglea shall deliver, or cause to be delivered, to Immedica, as applicable, the following:

(i) an assignment and assumption agreement and bill of sale, in a form reasonably agreed among the Parties (the “Assignment and Assumption and Bill of Sale”), executed by a duly authorized officer of Aeglea;

(ii) the agreements listed on Schedule 3.2(b); and

(iii) the IP Assignment Agreement, executed by a duly authorized officer of Aeglea.

(iv) [Reserved].

Section 3.3 Deliveries by Immedica at the Closing. At the Closing, Immedica shall deliver, or cause to be delivered, to Aeglea, as applicable, the following:

(a) the Initial Payment by wire transfer of immediately available funds, in accordance with Section 1.1(a);

(b) the Assignment and Assumption and Bill of Sale, executed by a duly authorized officer of Immedica;

(c) the agreements listed on Schedule 3.3; and

(d) the IP Assignment Agreement, executed by a duly authorized officer of Immedica.

(e) [Reserved].

Section 3.4 Additional Closing Deliveries. From time to time following the Closing, at the reasonable request of Aeglea or Immedica, such other Party shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary to assure (a) to Immedica and its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Immedica under this Agreement and the other Instruments, and (b) to the Parties and their respective Affiliates, and their respective successors and assigns, the assumption of the Liabilities intended to be assumed by Immedica under this Agreement and the other Instruments, and to otherwise make effective the Transaction.

Section 3.5 Appointment. Aeglea hereby constitutes and appoints, effective as of the Closing, Immedica and its successors and assigns as the true and lawful attorney of Aeglea with full power of substitution in the name of Immedica, or in the name of Aeglea but for the benefit of Immedica, to collect for the account of Immedica any items of Acquired Assets. Immedica shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof and shall promptly remit to Aeglea without any set-off any amounts collected that are not Acquired Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AEGLEA

Aeglea hereby represents and warrants to Immedica as of the Closing Date as follows:

Section 4.1 Organization and Good Standing. Aeglea is an entity duly organized, validly existing and in good standing under the applicable Laws of the state of its organization and has all requisite corporate or other similar organizational powers required to carry on its business as now conducted. Aeglea is duly qualified to do business as a foreign entity and, to the extent legally applicable, in good standing as a foreign entity in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets, the Product (which term “Product,” solely for purposes of this Article IV, shall refer to the Product in accordance with good manufacturing practices, as defined under the applicable sections of the United States Code of Federal Regulations, and the specifications contained in the Transferred Product Registrations) or the Program (which term “Program,” solely for purposes of this Article IV, shall refer to the research, development and manufacturing program for pegzilarginase solely with respect to the treatment of Arginase-1 Deficiency), or materially impede or materially delay the consummation by Aeglea of the Transactions or the performance of its obligations under this Agreement or any Instrument to which it is a party.

Section 4.2 Authorization of Agreement. Aeglea and each of its applicable Subsidiaries has all requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated by this Agreement to which it is a party (collectively, the “Instruments”), to perform its respective obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Aeglea and each of its applicable Subsidiaries of each of this Agreement and each other Instrument and the consummation of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate or similar action on the part of Aeglea and each of its applicable Subsidiaries. Each of the Instruments has been, or will be at or prior to the Closing, duly and validly executed and delivered by Aeglea and each of its Subsidiaries party thereto and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Instruments, when so executed and delivered, will constitute the legal, valid and binding obligations of Aeglea and each such Subsidiary, enforceable against it in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3 Subsidiaries. Each Subsidiary of Aeglea which has title to any Acquired Assets is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its portion of the Program as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Program requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, be material to the Acquired Assets, the Product or the Program or materially impede or materially delay the consummation by such Subsidiary of the Transactions or the performance of its obligations under this Agreement or any Instrument to which it is a party.

Section 4.4 Conflicts; Consents of Third Parties.

(a) Assuming the receipt of the consents identified on Schedule 4.4(a), none of the execution and delivery of this Agreement or the Instruments by Aeglea or any of its Subsidiaries, or the consummation of the Transaction or the other transactions contemplated hereby and thereby, will conflict with, or result in any violation of, or constitute a breach of, or conflict with or constitute a default (with or without notice or lapse of time, or both) under any provision of, or require any consent or other action by any Person under, or give rise to any right of termination, cancellation or acceleration under: (i) the certificate of incorporation and by-laws or comparable organizational documents of Aeglea or any of its Subsidiaries party to any Instrument; (ii) any Contract to which Aeglea or any such Subsidiary is a party or by which any of the properties or assets of Aeglea or any of its Subsidiaries used or held for use in the Program or in connection with the Product, or any Acquired Asset, is bound; (iii) any Order of any Governmental Authority applicable to Aeglea or any of its Subsidiaries or by which any of the properties or assets of Aeglea used or held for use in the Program or in connection with the Product, or any Acquired Asset, is bound; or (iv) any applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, where such conflict, violation or default would not be material to the Acquired Assets, the Product or the Program or materially impede or materially delay the consummation by Aeglea or any such Subsidiary of the Transactions or the performance of its obligations under this Agreement or any Instrument to which it is a party. None of the execution and delivery of this Agreement or the Instruments by Aeglea or any of its Subsidiaries, or the consummation of the Transaction or the other transactions contemplated hereby and thereby, will result in the creation or imposition of any Lien on any Acquired Asset, except for Permitted Liens.

(b) Assuming the receipt of the consents from a Governmental Authority identified on Schedule 4.4(a), and except for any such filings, notices, Permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not be material to the Acquired Assets, the Product or the Program and would not materially impede or materially delay the consummation by Aeglea of the Transactions or the performance of its obligations under this Agreement or any Instrument to which it is a party, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required for Aeglea in connection with the execution and delivery of this Agreement or the Instruments, or the consummation of the Transaction.

Section 4.5 Acquired Assets.

(a) Except as set forth on Schedule 4.5(a), prior to the transfer of the Acquired Assets to Immedica at the Closing in accordance with this Agreement, Aeglea owns and has good title to the Acquired Assets, free and clear of all Liens other than Permitted Liens. Other than any Permitted Liens, neither Aeglea nor any of its Subsidiaries has granted to any Third Party any interest, right to use, license or entered into any covenants not to sue, releases for infringement, or waivers of claims for infringement, in, of or with respect to the Acquired Assets. Neither Aeglea nor any of its Subsidiaries has received any written notice from any other Person challenging its ownership or rights to use any Acquired Assets and there are no pending Legal Proceedings against Aeglea or any of its Subsidiaries challenging such ownership or rights.

(b) There are no existing Contracts to which Aeglea or any of its Subsidiaries is a party, pursuant to which a Third Party is granted an option to acquire any interest in any of the Acquired Assets.

(c) Schedule 4.5(c) sets forth a true and complete list of all Non-assignable Assets.

(d) All Inventory has been manufactured (i) in accordance with good manufacturing practices, as defined under the applicable sections of the United States Code of Federal Regulations, (ii) in compliance with all applicable Law, (iii) in accordance with the Inventory Specifications and (iv) in accordance with the specifications and standards contained in the Transferred Product Registrations.

Section 4.6 Transferred Product Registrations.

(a) The Transferred Product Registrations constitute all material registrations, applications, approvals, licenses or permits granted by any Governmental Authority to develop and market the Product, other than any Product Registrations held by Immedica or its Subsidiaries.

(b) Except as set forth in Schedule 4.6(b), prior to the transfer of any Transferred Product Registration in accordance with this Agreement, Aeglea is the sole and exclusive owner of such Transferred Product Registration other than any Product Registrations held by Immedica or its Subsidiaries, and has not granted any right of reference with respect thereto.

Section 4.7 Assigned Contracts.

(a) Other than the Assigned Contracts and the Contracts listed on Schedule 2.2(b)(viii), neither Aeglea nor any of its Subsidiaries is party to any Contract that is primarily related to, or otherwise material to, the Product or the Program. Each Assigned Contract is a valid, binding and enforceable agreement of Aeglea or its applicable Subsidiaries party thereto and, to the Knowledge of Aeglea, of each other party to such Assigned Contract, and each such Assigned Contract is in full force and effect. In respect of each Assigned Contract, neither Aeglea nor any of its applicable Subsidiaries party thereto is, nor, to the Knowledge of Aeglea, any other counterparty thereto is, in default or breach under the terms of any such Assigned Contract, and, to the Knowledge of Aeglea, no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach thereof or default thereunder by Aeglea or its applicable Subsidiaries party thereto or, to the Knowledge of Aeglea, any other party thereto, except for any such defaults or breaches that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Assets, the Product or the Program. There are no disputes pending, or to Aeglea’s Knowledge, threatened, with respect to any of the Assigned Contracts and neither Aeglea nor any of its Subsidiaries has received any written notice of the intention of any other party to any Assigned Contract to terminate or not renew or reduce any commitment under any Assigned Contract, nor to the Knowledge of Aeglea is any such party intending to do so, in each case, except where such dispute, or such termination or nonrenewal or commitment reduction would not be material to the Product or the Program.

(b) No Assigned Contract (i) contains a covenant not to compete or other covenants that purport to limit or restrict the business activity of Aeglea or any of its Subsidiaries or limit the freedom of Aeglea or any of its Subsidiaries to use the Acquired Assets, or (ii) grants a Third Party a license, or a covenant not to be sued under, any Assigned Intellectual Property, excluding nonexclusive licenses granted in the ordinary course of business.

(c) There are no obligations to make any payments or any amounts owed under any Assigned Contract, including under the Fuji Scope of Work, that have not been paid by Aeglea or any of its Subsidiaries at or prior to Closing, regardless of whether the work to be performed, services to be rendered or goods to be provided in exchange for such payments are to be provided before or after payment therefor or before or after the Closing, and regardless of whether an invoice for any such payment is rendered before or after the Closing.

Section 4.8 Sufficiency of the Assets; Title to Acquired Assets.

(a) The Acquired Assets, together with the license to the ADA Assays granted pursuant to Section 2.8, comprise all of the property, assets and rights, tangible and intangible, of any nature whatsoever, used or held for use in the Program or with the Product, except for any and all such assets or rights for the general operation of an entity, all personnel, all contracts in support of clinical trials and the Excluded Assets (provided that for purposes of this Section 4.8(a), the definition of “Excluded Assets” shall be deemed not to include clause (xv) thereof), and (subject to the foregoing exceptions) are sufficient to conduct the Program, provided that this Section 4.8(a) shall not be construed as a representation or warranty with respect to not infringing, misappropriating or otherwise violating Intellectual Property of a Third Party.

(b) Aeglea hereby represents and warrants to Immedica as of the Closing Date as set forth on Schedule 4.8 as though set forth in full herein.

Section 4.9 Compliance with Laws; Litigation.

(a) Except as would not reasonably be expected to be material to the Program, the Acquired Assets or the Product, (i) neither Aeglea nor any of its Subsidiaries is in violation of any applicable Law relating to the Program, the Product, the Acquired Assets or the Assumed Liabilities, (ii) except as set forth on Schedule 4.9, all governmental licenses, permits, approvals and authorizations employed in, or necessary to the ongoing operation of the Program as currently conducted, are in full force and effect and (iii) neither Aeglea nor any of its Subsidiaries has received any communication from any Governmental Authority relating to any violation of any applicable Law in connection with the Acquired Assets, Assumed Liabilities, the Product or the operation of the Program.

(b) The Program has been conducted and developed, and the Product been manufactured, processed, tested and stored, in accordance with all applicable Laws, rules and regulations, in all material respects.

(c) There is no Legal Proceeding pending against, or to the knowledge of Aeglea or any of its Subsidiaries, threatened against or affecting, the Acquired Assets or relating to the Acquired Assets or the Program before any arbitrator or any Governmental Authority, and there are no outstanding Orders, injunctions or decrees of any Governmental Authority that apply to or otherwise relate to the Acquired Assets or the Program (or that will apply to Immedica after Closing) that restrict the ownership, disposition or use of the Acquired Assets or the Product, or the conduct of the Program.

Section 4.10 Regulatory Compliance.

(a) Except as would not reasonably be expected to be material to the Program, the Acquired Assets or the Product, Aeglea and each of its Subsidiaries is in compliance with all applicable legal requirements of the U.S. Centers for Medicare & Medicaid Services, U.S. Centers for Disease Control and Prevention, U.S. Department of Health and Human Services, U.S. Drug Enforcement Agency, U.S. Food and Drug Administration, U.S. Federal Trade Commission (the “FTC”), U.S. Department of Agriculture, U.S. Department of Commerce, and similar federal, state and local Governmental Authorities, and comparable non-U.S. Governmental Authorities (collectively, the “Regulatory Bodies”), as well as all applicable healthcare-related legal requirements of the U.S. Department of Justice and healthcare-related Presidential Executive Orders, including with respect to the maintenance, compilation and filing of reports and the sale, labeling, storing, testing, development, distribution, marketing, promotion and advertising of the Product, including all anti-kickback laws.

(b) Since January 1, 2020, neither Aeglea nor any of its Subsidiaries (i) has received any written notice or warning letter from any Regulatory Body or any other Governmental Authority alleging any violation of any requirements under applicable Law by Aeglea or any of its Subsidiaries, (ii) has received notice of nor is subject to any adverse inspection, finding of deficiency, finding of noncompliance, compelled or voluntary recall, product seizure, investigation, penalty for corrective or remedial action or other compliance or enforcement action by any Governmental Authority, in each case relating to the Product or to the facilities in which the Product is manufactured, produced, processed, packaged, labeled, collected, stored or handled. There is no corporate integrity agreement in effect with respect to Aeglea or otherwise with respect to the Program or the Product.

(c) Neither Aeglea nor any of its Subsidiaries has received (i) any FDA Form 483 “Inspectional Observations,” or similar notice from any Governmental Authority, relating to the Product or the facilities in which the Product is manufactured; or (ii) any “warning letters,” or “untitled letters,” or other similar Governmental Authority notice of inspectional observations or legal deficiencies or other written correspondence from the FDA or any other Governmental Authority asserting a violation of applicable Law concerning the Acquired Assets, the Program or the Product. There has not been a recall or market withdrawal or replacement of any Product by, or on behalf of, Aeglea or any of its Subsidiaries, whether voluntary or involuntary. Aeglea and its Subsidiaries have complied at all times with all adverse event reporting requirements applicable to the Product.

(d) Neither Aeglea nor any of its Subsidiaries has made any false statements on, or omissions from, the applications, reports and other submissions or communications (written or oral) to the FDA or any other Governmental Authority with respect to the Program, the Product or its manufacture or any other records, reports and documentation prepared or maintained to comply with the requirements of applicable Law, and all such applications, reports, submissions and communications were true, correct and complete in all material respects. Neither Aeglea nor any of its Subsidiaries is the subject of any pending or, to Aeglea’s Knowledge, threatened investigation by any Governmental Authority with respect to the Program, or the Product, including by (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto; (ii) the FTC; or (iii) any other Governmental Authority that has jurisdiction over the Program under any similar policy.

Section 4.11 Intellectual Property; Data Privacy and Security.

(a) Schedule 4.11(a) contains a true and complete list of each of the issuances, registrations and applications for issuance or registration included in the Assigned Intellectual Property, specifying as to each such item, as applicable (i) the owner of such item, (ii) the title of such item, (iii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of such item and (v) the date of application and issuance or registration of such item (all such Assigned Intellectual Property required to be listed on Schedule 4.11(a), the “Registered IP”).

(b) Aeglea or one of its Subsidiaries is the sole and exclusive owner of the Assigned Intellectual Property.

(c) Except as set forth in Schedule 4.11(c), there exist no restrictions on the disclosure, use, license or transfer of the Assigned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Assigned Intellectual Property or Aeglea’s or its applicable Subsidiary’s rights under any Intellectual Property licensed to Aeglea or its Subsidiaries pursuant to an Assigned Contract (“Licensed Intellectual Property”); or (ii) impair the right of Immedica or any of its Affiliates to develop, use, sell, license or otherwise dispose of, or to bring any action for the infringement, misappropriation or other violation of, any Assigned Intellectual Property.

(d) The Assigned Intellectual Property (including the Specified Patents and CPRIT Technology), Licensed Intellectual Property and the ADA Assays constitute all of the Intellectual Property (i) used or held for use by Aeglea and its Subsidiaries in, or (ii) owned or licensed by Aeglea or its Subsidiaries and otherwise necessary for, the conduct of the Program and the Exploitation of the Product.

(e)(i) None of the Assigned Intellectual Property has ever been found invalid or unenforceable, in whole or in part, for any reason in any administrative, arbitration, judicial or other Legal Proceeding (other than in proceedings before a patent office in connection with the prosecution of any Assigned Patent) or been the subject of a final and nonappealable finding of unpatentability, (ii) Aeglea has not received any written notice from any other Person that any issued Assigned Patent is not valid and enforceable, (iii) all Assigned Intellectual Property is, to Aeglea’s Knowledge, valid, enforceable, in full force and effect and subsisting, (iv) all registration, maintenance and renewal fees applicable to the Registered IP that are currently due have been paid and all documents and certificates related to such items that are currently required to be filed have been filed with the relevant Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items, (v) effective written assignments constituting an unbroken, complete chain-of-title from each original owner or inventor to Aeglea or its applicable Subsidiary have been obtained with respect to all the Registered IP and have been duly recorded with the appropriate Governmental Authorities and (vi) to the Aeglea’s Knowledge, there is no relevant prior art revealed, disclosed or discovered after the issuance of any Assigned Patent that was not cited during the prosecution of such Assigned Patent.

(f) There is no Legal Proceeding pending against, or, to Aeglea’s Knowledge, threatened against, Aeglea or any of its Subsidiaries or any of their respective present or, to Aeglea’s Knowledge, former, officers, directors or employees (i) based upon, or challenging or seeking to deny or restrict, the rights of Aeglea or any of its Subsidiaries in any of the Assigned Intellectual Property or, to Aeglea’s Knowledge, Licensed Intellectual Property or (ii) alleging that any Assigned Intellectual Property or, to Aeglea’s Knowledge, Licensed Intellectual Property is invalid or unenforceable (including in any reexamination, reissue, opposition proceeding, or any similar proceeding).

(g) The Exploitation of the Product and the conduct of the Program has not infringed upon (including inducing or contributing to the infringement of), misappropriated or otherwise violated, and, to Aeglea’s Knowledge, will not infringe upon (including inducing or contributing to the infringement of), misappropriate or otherwise violate, any Intellectual Property rights of any Third Party. There is no Legal Proceeding pending against, or, to Aeglea’s Knowledge, threatened against, Aeglea or any of its Subsidiaries or any of their respective present or, to Aeglea’s Knowledge, former, officers, directors or employees alleging that the use of any of the Assigned Intellectual Property or Licensed Intellectual Property or the conduct of the Program conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property of any Person.

(h) None of Aeglea nor its respective agents and advisors, has (i) put a Third Party on notice of actual or potential infringement, misappropriation or other violation of any of the Assigned Intellectual Property or (ii) initiated any enforcement action with respect to any of the Assigned Intellectual Property, and, to Aeglea’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Assigned Intellectual Property or Aeglea’s or its applicable Subsidiary’s rights under any Licensed Intellectual Property.

(i) Aeglea has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Assigned Intellectual Property and Licensed Intellectual Property, the value of which to Aeglea is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property has been disclosed other than pursuant to written confidentiality agreements or enforceable confidentiality obligations.

(j) Aeglea and its Subsidiaries have appropriate procedures in place designed to provide that all Intellectual Property related to the Product or Program and conceived or developed by employees performing their duties for Aeglea and its Subsidiaries, and by Third Parties performing research and development for Aeglea or its Subsidiaries, has been assigned to Aeglea or its Subsidiaries, as applicable, and to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee), Aeglea or one of its Subsidiaries has a written agreement with such Third Party with respect thereto, which provides that Aeglea or its applicable Subsidiary either (i) has obtained ownership of and is the sole and exclusive owner of or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business, as currently conducted or proposed to be conducted, such Intellectual Property.

(k) Schedule 4.11(k) contains a true and complete list of any and all Assigned Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any contract with any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). Except as set forth in Schedule 4.11(k), Aeglea and its Subsidiaries have taken any and all actions necessary to obtain, secure, maintain, enforce and protect Aeglea’s or its applicable Subsidiary’s right, title and interest in, to and under all Government Funded IP, and Aeglea and its Subsidiaries have complied with any and all Intellectual Property disclosure and/or licensing obligations under any applicable contract referenced in clause (i) above.

(l) In connection with the conduct of the Program, Aeglea and each of its Subsidiaries have complied in all material respects with (i) all applicable Laws, rules and regulations pertaining to data privacy, data security, security breach notification and the collection, storage and use of personally identifiable information and user information gathered or accessed in the course of the conduct of the Program, (ii) all rules, policies and procedures established by any of Aeglea or its Subsidiaries with respect to the foregoing and (iii) all restrictions and requirements with respect to the foregoing contained in any contractual obligations to which Aeglea or any of its Subsidiaries is bound. To Aeglea’s Knowledge, there has been no (A) losses or thefts of, or security breaches relating to, personally identifiable information in the possession, custody or control of Aeglea or any of its Subsidiaries and held in connection with the conduct of the Program; (B) unauthorized access or unauthorized use of any such personally identifiable information; or (C) improper disclosure of any such personally identifiable information by Aeglea or any of its Subsidiaries or any Person acting on their behalf. No Legal Proceedings are pending or, to Aeglea’s Knowledge, threatened against Aeglea or any of its Subsidiaries by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under any such applicable Laws, contractual obligations, or the rules, policies or procedures established by any of Aeglea or its Subsidiaries relating to privacy, data protection and the collection and use of personal information gathered or accessed in the conduct of the Program.

Section 4.12 Taxes.

(a) Aeglea has filed all material Tax Returns and paid all material Taxes (whether or not shown on any Tax Return), the failure of which could result in a Lien on any Acquired Asset.

(b) There are no Liens on any Acquired Asset that arose in connection with any failure or alleged failure to pay any Tax.

(c) No Taxing Authority has proposed or is threatening in writing to propose any adjustment to any item with respect to material Taxes, the nonpayment of which could result in a Lien on any Acquired Asset.

(d) There is no Legal Proceeding now pending or, to Aeglea’s Knowledge, threatened against or with respect to Aeglea in respect of any material Tax, the nonpayment of which could result in a Lien on any Acquired Asset.

(e) None of the Acquired Assets being transferred to Immedica hereunder is a “United States real property interest” within the meaning of Section 897(c) of the Code.

Section 4.13 Employee Matters.

(a) Neither Aeglea nor any of its Subsidiaries (nor any predecessor of the foregoing or any prior owner of all or part of the business or assets of any of the foregoing) has had, at any time during the six (6) year period prior to the date of this Agreement, any direct or indirect Liability with respect to any plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, including any “multiemployer plan” as defined in Section 3(37) of such act.

(b) Aeglea and its Subsidiaries are and have been in compliance with all applicable Laws relating to the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Law, except for any failures to comply that would not result in any direct or indirect Liability to Immedica or any of its Affiliates.

Section 4.14 Environmental Compliance. Except as to matters that would not reasonably be expected to be material to the Program, the Acquired Assets or the Product:

(a)(i) no written notice, Order, request for information, complaint or penalty has been received by Aeglea or any of its Subsidiaries, and (ii) there are no Legal Proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law and relate to the Acquired Assets;

(b) Aeglea has obtained or caused to be obtained all environmental permits necessary for the current operation and use of the Acquired Assets to comply with all applicable Environmental Laws and Aeglea and each of its Subsidiaries is in compliance with the terms of such permits and, with respect to the current operation and use of the Acquired Assets, with all other applicable Environmental Laws; and

(c) there is no written environmental audit that has been conducted within the past five years by Aeglea or any of its Subsidiaries of any Acquired Asset.

Section 4.15 Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Aeglea or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and the representations and warranties contained in any other Instrument, Immedica acknowledges that neither Aeglea nor any other Person on behalf of Aeglea has made, and Immedica has not relied upon, any representation or warranty, whether express or implied, with respect to the Program, Product, Acquired Assets, Aeglea or its Subsidiaries, or Aeglea’s or its Subsidiaries’ businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Immedica by or on behalf of Aeglea in connection with the Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF IMMEDICA

Immedica hereby represents and warrants to Aeglea as of the Closing Date as follows:

Section 5.1 Organization and Good Standing. Immedica is an entity duly organized, validly existing and, to the extent legally applicable, in good standing under the applicable Laws of the country of its organization and has all requisite corporate or other similar organizational powers required to carry on its business as now conducted. Immedica is duly qualified to do business as a foreign entity and, to the extent legally applicable, in good standing as a foreign entity in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to materially impede or materially delay the consummation by Immedica of the Transactions or the performance of its obligations under this Agreement or any Instrument to which it is a party.

Section 5.2 Authorization of Agreement. Immedica has all requisite power and authority to execute and deliver this Agreement and each Instrument to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Immedica of each of this Agreement and each other Instrument to which it is a party and the consummation of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate or similar action on the part of Immedica. Each of the Instruments to which Immedica is a party has been, or will be at or prior to the Closing, duly and validly executed and delivered by Immedica and (assuming the due authorization, execution and delivery by the other parties thereto) each of such Instruments, when so executed and delivered, will constitute the legal, valid and binding obligations of Immedica, enforceable against it in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.3 Conflicts; Consents of Third Parties. None of the execution and delivery of this Agreement or the Instruments to which Immedica is a party by Immedica, or the consummation of the Transaction or the other transactions contemplated hereby and thereby, will conflict with, or result in any violation of, or constitute a breach of, or conflict with or constitute a default (with or without notice or lapse of time, or both) under any provision of, or require any consent or other action by any Person under, or give rise to any right of termination, cancellation or acceleration under: (i) the certificate of incorporation and by-laws or comparable organizational documents of Immedica; (ii) any Order of any Governmental Authority applicable to Immedica; or (iii) any applicable Law, except, in the case of clauses (ii) and (iii) above, where such conflict, violation or default would not reasonably be expected to materially impede or materially delay the consummation by Immedica of the Transactions or the performance of its obligations under this Agreement or any Instrument to which it is a party.

ARTICLE VI

COVENANTS

Section 6.1 Cooperation. Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to, in the most expeditious manner practicable, carry out the intent of this Agreement.

Section 6.2 Confidentiality. For a period of ten (10) years from and after the Closing Date, each Party shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than the other Party or any of their respective Affiliates or Representatives, or, subject to the provisos set forth herein, use or otherwise exploit for the benefit of any Person other than the other Party or any of their respective Affiliates or Representatives, any Confidential Information of the other Party without the prior written consent of such other Party; provided, that, with respect to any Confidential Information that constitutes a trade secret under applicable Law, the obligations under this Section 6.2 shall remain in effect until such Confidential Information is no longer maintained as a trade secret under applicable Law. Neither Party shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, the disclosing Party shall, to the extent permissible under applicable Law, notify the other Party of such requirement prior to making any disclosure so that the other Party may seek an appropriate protective order. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information of such Party; provided, that Confidential Information of a Party shall not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by the receiving Party or any of its Affiliates or Representatives in breach of this Section 6.2, (iii) is or becomes available to the receiving Party or any of its respective Affiliates from a source that is not known, after reasonable inquiry, by such Person to be bound by an obligation of confidentiality (provided that the provisions of this clause (iii) shall only apply to Confidential Information relating to the Acquired Assets and Assumed Liabilities to the extent that such information first becomes available after the Closing) or (iv) is independently developed by the receiving Party or any of its respective Affiliates after Closing without the use of, or reference to, the disclosing Party’s Confidential Information. For clarity, from and after Closing, Confidential Information relating to the Acquired Assets and Assumed Liabilities shall be the Confidential Information of Immedica, and Confidential Information relating to the Excluded Assets and Excluded Liabilities shall remain the Confidential Information of Aeglea. Notwithstanding anything in the foregoing to the contrary, nothing shall prevent a Party from disclosing Confidential Information that is reasonably required to be disclosed in connection with the enforcement of this Agreement or any other Instrument.

Section 6.3 Publicity. Neither Party nor their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the Transaction or make any other public disclosure containing the terms of this Agreement without obtaining the prior written approval of the other Party (not to be unreasonably withheld, conditioned or delayed) unless, in the judgment of the disclosing Party, disclosure is otherwise required by applicable Law; provided, however, that if disclosure is required by applicable Law, the Parties shall, to the extent reasonably possible, provide the other Party with prompt notice of such requirements prior to making any disclosure and confer with the other Party concerning the timing and content of such required public statement before the same is made; provided, further, that Immedica may provide general information regarding this Agreement, the other Instruments and the transactions contemplated hereby and thereby to its existing or prospective investors on a confidential basis without consulting with or obtaining the consent of Aeglea. Notwithstanding the foregoing, the Parties agree that (a) Immedica may issue a press release regarding the Transaction in the form mutually agreed by the Parties prior to the date hereof, and (b) Aeglea may file a Form 8-K with the United States Securities and Exchange Commission regarding the Transaction, which 8-K may include a copy of this Agreement, provided that Immedica shall be afforded a reasonable opportunity to review and comment on such 8-K prior to the filing thereof, which comments Aeglea shall consider in good faith.

Section 6.4 Transfer of Acquired Assets; Transfer and Maintenance of Product Registrations; Cooperation.

(a)On or as promptly as practicable after the Closing, Aeglea shall and shall cause its Subsidiaries to (i) transfer or cause to be transferred (or implement arrangements for the transfer and delivery of physical possession of) all tangible assets included in the Acquired Assets that are in the possession of Aeglea or any of its Affiliates (including, if applicable, all Inventory, Biological Materials and Transferred Documents, whether electronic or otherwise) to Immedica or its designated Representatives, and (ii) notify all of its agents and any other third parties that hold files or other tangible assets included in the Acquired Assets that, effective as of the Closing, Immedica owns such Acquired Assets, with directions to transfer such Acquired Assets to Immedica in accordance with Immedica’s reasonable instructions; provided that Aeglea shall not, at Closing, be required to deliver to Immedica any information, data or files that is commingled with information, data or files pertaining to the Excluded Assets that is not reasonably practicable to identify and extract prior to Closing, in which case, as promptly as practicable following Closing, Aeglea shall deliver to Immedica such information, data or files in accordance with this Section 6.4(a), and until such delivery, Aeglea shall provide Immedica and its Affiliates reasonable access to such materials.

(b)On or as promptly as practicable after the Closing, Aeglea shall and shall cause its Subsidiaries to transfer to Immedica or its designated Representatives the Transferred Product Registrations.

(c)Without limiting Section 6.4(b), Aeglea shall (or shall cause one of its Subsidiaries to) provide to Immedica a copy of the most recent sequence submitted to the FDA with respect to the IND related to Product set forth on Schedule 6.4(c) (the “Product IND”) as promptly as possible following the Closing, and in any event within five (5) days of the Closing. As soon as practicable following receipt by Immedica of such copy, on a date to be mutually agreed by Aeglea and Immedica that is no more than twenty (20) days following the Closing, (i) Aeglea shall (or shall cause one of its Subsidiaries to) file with the FDA a letter authorizing the transfer of ownership from Aeglea (or its applicable Subsidiary) to Immedica of such Product IND and (ii) Immedica shall (or shall cause one of its Subsidiaries to) execute and submit to the FDA a letter, accompanied by the transfer letter referred to in clause (i), acknowledging Immedica’s commitment to assume ownership of the Product IND and commitment to the obligations and agreements therein. The parties shall use commercially reasonable efforts to take such additional actions, and execute and deliver, and file with the FDA, such additional documents, as are reasonably necessary to effect the transfer and assignment to Immedica of the Product IND as contemplated by this Section 6.4(c).

(d)With respect to the Product, from and after the Closing Date, until the later of (x) the date on which Immedica (or its applicable Affiliate) receives an assignment or transfer of the Transferred Product Registration for the Product or a replacement thereof naming Immedica (or its applicable Affiliate) as the Product Registration holder for the Product, and (y) such other date on which regulatory responsibilities are assumed by Immedica in accordance with applicable Law, Aeglea shall, with respect to the Product, operate in compliance with the terms of the relevant Transferred Product Registration, and with all applicable Law and all requirements of relevant Governmental Authorities. Until the completion of the transfer of the Transferred Product Registrations to Immedica: (i) Aeglea shall use commercially reasonable efforts to maintain the Transferred Product Registration and (ii) if and to the extent reasonably requested by Immedica, Aeglea shall use commercially reasonable efforts to pursue, in such manner as may be reasonably directed by Immedica, those ongoing variations, amendments and renewals which are pending at the Closing Date and shall not withdraw them.

(e)Immedica shall, and shall cause its Subsidiaries to, cooperate with Aeglea to deliver to Aeglea any additional documentation and materials that may be reasonably requested by Aeglea to affect the transfer of the Transferred Product Registrations to Immedica. Each of Aeglea and Immedica shall bear 50% of the cost of all fees levied by the relevant Governmental Authority in connection with the transfer of the Transferred Product Registrations pursuant to this Section 6.4.

Section 6.5 Batch Disposition. Prior to the later of (i) thirty (30) days after Closing and (ii) ten (10) days following the date on which Aeglea or its applicable Affiliate receives analysis results and batch documentation reasonably necessary to affect the following batch release, Aeglea shall, or shall cause one or more of its Subsidiaries to, perform batch disposition and release of 2 mg vials of batch number B23020012 of the Inventory produced by Aeglea or one or more of its Subsidiaries to Immedica for secondary packaging.

Section 6.6 Specified Patents.

(a)Aeglea and Immedica agree to be bound by and comply with the terms and conditions set forth on Schedule 6.6 as though set forth in full herein.

Section 6.7 Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Acquired Assets is found to have been transferred to Immedica in error, either directly or indirectly, Immedica shall (a) transfer at no cost to Aeglea, such right, property or asset (and any related Liability) as soon as practicable to one or more of Aeglea and its Subsidiaries designated by Aeglea and (b) prior to such transfer, ensure that Immedica shall, where permitted by the terms on which it has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for Aeglea and its Subsidiaries and allow Aeglea and its Subsidiaries from and after the Closing to have full enjoyment and use of such asset and Aeglea and its Subsidiaries shall bear all burdens relating to such asset. If, following the Closing, any right, property or asset forming part of the Acquired Assets is found to have been retained by Aeglea in error, either directly or indirectly, Aeglea shall (i) transfer, at no cost to Immedica, such right, property or asset (and any related Liability) as soon as practicable to Immedica and (ii) prior to such transfer, ensure that Aeglea shall where permitted by the terms on which Aeglea or its applicable Affiliate has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for Immedica and allow Immedica from and after the Closing to have full enjoyment and use of such asset and Immedica shall bear all burdens relating to such asset. For the avoidance of doubt, the Parties understand and agree that (x) the Excluded Assets are not intended to, and shall not, be transferred to Immedica and Aeglea shall retain such rights, properties and assets, and (y) the Acquired Assets are intended to, and shall, be transferred to Immedica and Immedica shall acquire such rights, properties and assets.

Section 6.8 Lien Releases. Aeglea shall provide, and shall cause its Subsidiaries to provide, all assistance reasonably requested by Immedica in connection with obtaining, effective at or as soon as possible following the Closing, appropriate termination statements under the Uniform Commercial Code (or equivalent documents pursuant to applicable Law), payoff letters and other instruments, in connection with the release of security interests or other Liens against or relating to any of the Acquired Assets.

Section 6.9 Certain Matters.

(a)Aeglea and Immedica agree to be bound by and comply with the terms and conditions set forth on Schedule 6.9 as if set forth in full herein.

Section 6.10 Reimbursement. Following the Closing, promptly following the earlier of (a) receipt by Immedica of a positive opinion from the European Medicines Agency’s Committee for Medicinal Products for Human Use recommending the granting of a marketing authorization with respect to the Product and (b) the date of vial thaw by the applicable manufacturer to Immedica of the first drug substance batch of the Product initiated by Immedica pursuant to the Fuji Scope of Work, Immedica shall, within thirty (30) days thereof, pay an amount equal to the Fuji Credit to Aeglea in cash by wire transfer of immediately available funds in accordance with written instructions furnished to Immedica by Aeglea.

Section 6.11 Delivery of Post-Closing Correspondence. Following the Closing, Aeglea shall promptly forward to Immedica any mail (including electronic mail) and other correspondence that Aeglea or any of its Subsidiaries receives after the Closing Date that is intended for the owner of the Acquired Assets, Assumed Liabilities, the Program or the Product. Following the Closing, Immedica shall promptly forward to Aeglea any mail (including electronic mail) and other correspondence that Immedica or any of its Subsidiaries receives after the Closing Date that relates to the Excluded Assets, the Excluded Liabilities or is otherwise intended for the owner of the Excluded Assets.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive until 5:00 p.m. Eastern Time on the twelve (12)-month anniversary of the Closing Date; provided, that (a) the representations and warranties of Aeglea contained in Sections 4.1, 4.2, 4.3, 4.4(a)(i), 4.8(b) and 4.15 and the first two sentences of Section 4.5(a) (collectively, the “Fundamental Representations”) shall survive the Closing until 5:00 p.m. Eastern Time on May 22, 2026 and (b) the representations and warranties of Aeglea contained in Section 4.11 (the “IP Representations”) and the representations and warranties of Aeglea contained in Section 4.8(a) shall survive the Closing until 5:00 p.m. Eastern Time on May 22, 2026 (as applicable, the “Survival Period”). The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive indefinitely or for such shorter period explicitly specified therein. Upon termination and expiration of any representation and warranty, covenant or agreement for the purposes of indemnification, all indemnification obligations with respect to such representation and warranty, covenant or agreement shall likewise terminate and expire, except to the extent that the Person to be indemnified pursuant to this Article VII (the “Indemnified Party”) shall have (in good faith) given written notice a claim to the indemnifying party pursuant to this Article VII (the “Indemnifying Party”) before termination of the applicable Survival Period, in which event the representation and warranty, covenant or agreement alleged in the claim to have been breached and any associated right to indemnification shall continue until such claim for indemnification is resolved. For the avoidance of doubt, it is the intention of the Parties that the foregoing respective Survival Periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such matters.

Section 7.2 Indemnification by Aeglea. From and after the Closing Date and subject to the provisions of this Article VII, Aeglea shall reimburse, defend, indemnify and hold Immedica and its directors, officers, employees, Affiliates, agents, attorneys and Representatives, and each of their respective successors and permitted assigns (collectively, the “Immedica Indemnified Parties”) harmless from and against any and all Losses incurred, resulting or arising from or relating to:

(a)the failure of any representation or warranty of Aeglea contained in this Agreement to be true and correct as of the Closing Date (except for any such representation and warranty that addresses matters only as of a specific date, which representation and warranty shall be true and correct as of such specific date); provided that for purposes of (i) determining whether any failure of a representation or warranty to be true and correct has occurred and (ii) calculating the amount of any Losses relating thereto, in each case, the representations and warranties shall be considered and applied without regard to any reference to materiality, Material Adverse Effect or similar materiality qualification set forth therein; and provided, further, that if the absence of an asset has resulted in a failure of a representation or warranty set forth in Section 4.8(a) to be so true and correct, to the extent that such failure may be cured (in whole or in part) by the delivery of such asset to Immedica after the Closing (including by the grant of a license if such absent asset was a license), Aeglea’s indemnification obligations hereunder may (but without limiting any obligation set forth in this Agreement) be cured to such extent (and only such extent) by delivery of such asset, and the remaining indemnification obligations with respect to such failure (if any) shall be satisfied in accordance with the other provisions of this Article VII;

(b)any breach of or failure to perform any covenant or obligation made or to be performed by Aeglea in this Agreement or in any certificate or other writing delivered pursuant hereto;

(c)any Excluded Asset or Excluded Liability (including, for the avoidance of doubt, in respect of any Person seeking to impose any Excluded Liability on any of the Immedica Indemnified Parties based upon any theory of successor liability or based upon any claim of fraudulent transfer or any other claim alleging that the consideration paid in connection with the consummation of the transactions contemplated hereby is insufficient for any reason); and

(d)the matters set forth on Schedule 7.2(d).

Section 7.3 Indemnification by Immedica. From and after the Closing Date and subject to the provisions of this Article VII, Immedica shall reimburse, defend, indemnify and hold each of Aeglea and its respective directors, officers, employees, Affiliates, agents, attorneys, Representatives, successors and permitted assigns (the “Aeglea Indemnified Parties”) harmless from and against any and all Losses incurred, resulting or arising from or relating to:

(a) the failure of any representation or warranty of Immedica contained in this Agreement to be true and correct as of the Closing Date (except for any such representation and warranty that addresses matters only as of a specific date, which representation and warranty shall be true and correct as of such specific date);

(b) any breach of or failure to perform any covenant or obligation made by Immedica in this Agreement; and

(c)the Assumed Liabilities, except (notwithstanding anything to the contrary herein) to the extent due to the breach by Aeglea of this Agreement.

Section 7.4 Indemnification Procedures.

(a)A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by prompt written notice to the Indemnifying Party, including, to the extent known, the amount of the claim or an estimate thereof, to such Indemnifying Party; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced as a result of such failure.

(b)In the event that any Legal Proceedings shall be instituted, or that any claim or demand shall be asserted or threatened in writing, by any Person not party to this Agreement in respect of which an Indemnification Claim may be made under this Agreement (a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion or written threat of any Third-Party Claim of which it has knowledge that is or may be covered by this indemnity to be delivered to the Indemnifying Party; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise address any Third-Party Claim; provided, however, that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Losses resulting from such Third-Party Claim as provided under this Article VII if the material facts alleged in such Third-Party Claim at the time of its assumption of the defense are ultimately determined to be accurate; and provided, further, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the Indemnifying Party does not deliver the acknowledgment referred to in the preceding proviso within 30 days of receipt of notice of the Third-Party Claim pursuant to this Section 7.4, (2) the Third-Party Claim is made by a Governmental Authority or relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (3) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (4) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third-Party Claim (after reasonable notice and opportunity to cure) or (5) the Third-Party Claim relates to Taxes. If the Indemnifying Party is entitled to and elects to defend against, negotiate, settle or otherwise address any Third-Party Claim, it shall within twenty (20) Business Days (or sooner, to the extent that the nature of the Third-Party Claim so requires) (“Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party shall assume the defense of any Third-Party Claim, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate, (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party or (iii) representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to a conflict of interest between the Indemnified Party and the Indemnifying Party; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim. If the Indemnifying Party does not elect (if so entitled) within the Dispute Period to defend against, negotiate, settle or otherwise address any Third-Party Claim or fails to notify the Indemnified Party of its election during the Dispute Period, the Indemnified Party shall have the right, but not the obligation, to defend against such Third-Party Claim; provided that the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim (but not control or make decisions related thereto) with its own counsel and at its own expense.

(c)If the Indemnifying Party elects to defend against, negotiate, settle or otherwise address any Third-Party Claim, the Indemnifying Party shall (i) conduct the defense of such Third-Party Claim with reasonable diligence and keep the Indemnified Party reasonably informed of material developments in the Third-Party Claim at all stages thereof; (ii) promptly submit to the Indemnified Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the Indemnified Party and its counsel to confer on the conduct of the defense thereof; and (iv) permit the Indemnified Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission (to the extent practical).

(d)The Parties agree to provide reasonable access to each other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third-Party Claim. The Indemnified Party shall have the right to negotiate, compromise and settle any Third-Party Claim for which the Indemnifying Party may have any Liability under this Agreement but only with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may not enter into any compromise or settlement of, or cease to defend against, a Third-Party Claim unless the Indemnifying Party (i) has assumed the defense of such claim pursuant to this Section 7.4 and (ii)has received the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnifying Party may enter into any compromise or settlement of any Third-Party Claim if (x) pursuant to or as a result of such compromise or settlement, (A) injunctive or other equitable relief would not be imposed against the Indemnified Party, (B) each claimant or plaintiff in such Third-Party Claim has given to the Indemnified Party an unconditional release from all Liability with respect to such Third-Party Claim, (C) a finding or admission of a violation of Law would not be made against the Indemnified Party, and (D) the Indemnified Party would not have a monetary Liability that will not be paid or reimbursed by the Indemnifying Party in full; (y) such Third-Party Claim would not reasonably be expected to have a material impact on the ongoing business of the Indemnified Party; and (z) such Third-Party Claim is not brought by a Governmental Authority.

(e)After any final non-appealable decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer in immediately available funds within thirty (30) days after the date of such notice or, if applicable, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.

Section 7.5 Limitations on Indemnified Costs.

(a)Notwithstanding anything to the contrary in this Agreement, with the exception of intentional fraud and willful misconduct, no Indemnifying Party shall have any Liability for any Loss under Section 7.2(a) (other than in respect of the Fundamental Representations or the IP Representations) or Section 7.3(a) (other than in respect of the representations and warranties contained in Section 5.1, Section 5.2 and Section 5.3(i)), as applicable, (i) unless and until such Loss (or series of related Losses) equals or exceeds $15,000 (the “De Minimis Amount”), it being understood that if such Loss (or series of related Losses) does not exceed the De Minimis Amount, such Loss (or series of related Losses) shall not be applied to or considered for purposes of calculating the aggregate amount of Losses incurred by any Indemnified Parties pursuant to the immediately following clause (ii); and (ii) unless the aggregate amount of all Losses incurred by the Immedica Indemnified Parties under Section 7.2(a) (other than in respect of the Fundamental Representations or the IP Representations) or the Aeglea Indemnified Parties under Section 7.3(a) (other than in respect of the representations and warranties contained in Section 5.1, Section 5.2 and Section 5.3(i)), as applicable, exceeds $300,000 (the “Basket”), it being understood that if such Losses exceed the Basket, the applicable Indemnifying Party shall be obligated for only the Losses of the applicable Indemnified Parties in excess of the Basket.

(b)Notwithstanding anything to the contrary in this Agreement, with the exception of intentional fraud and willful misconduct, (i) Aeglea’s maximum aggregate Liability to the Immedica Indemnified Parties for any Loss under Section 7.2 (except for Sections 7.2(b) and 7.2(d), and except for Section 7.2(a) with respect to Fundamental Representations, IP Representations and the representations and warranties contained in Section 4.8(a)) shall not exceed $1,800,000 plus 15% of the aggregate Milestone Payments received or that become payable to Aeglea (calculated prior to giving effect to any Milestone Set-Off); (ii) Aeglea’s maximum aggregate Liability to the Immedica Indemnified Parties for any Loss under Section 7.2(a) with respect to the representations and warranties contained in Section 4.8(a) shall not exceed $2,400,000 plus 20% of the aggregate Milestone Payments that become payable to Aeglea (calculated prior to giving effect to any Milestone Set-Off); (iii) Aeglea’s maximum aggregate Liability to the Immedica Indemnified Parties for any Loss under Section 7.2(a) with respect to IP Representations shall not exceed $3,600,000 plus 30% of the aggregate Milestone Payments that become payable to Aeglea (calculated prior to giving effect to any Milestone Set-Off); (iv) Aeglea’s maximum aggregate Liability to the Immedica Indemnified Parties for all Losses under Section 7.2(a) with respect to Fundamental Representations, Section 7.2(b) and Section 7.2(d) shall not exceed the Initial Payment plus 100% of the aggregate Milestone Payments that become payable to Aeglea (calculated prior to giving effect to any Milestone Set-Off.

(c)Aeglea agrees that if a Third-Party Claim is made against an Immedica Indemnified Party concerning an Excluded Asset or Excluded Liability, Aeglea shall, at its sole cost and expense, (i) communicate to the Person making such Third-Party Claim that Aeglea (rather than such Immedica Indemnified Party) is responsible for or otherwise liable in respect of such Excluded Asset or Excluded Liability (and otherwise acknowledge that Aeglea rather than such Immedica Indemnified Party is the appropriate party in interest) and (ii) use commercially reasonable efforts to cause such Immedica Indemnified Party to be released or otherwise dismissed from such Third-Party Claim and any related Legal Proceeding.

(d)With respect to any Milestone Set-Off pursuant to Section 1.2(e) (and subject to the limitations set forth in Sections 7.5(a) and 7.5(b) and the terms of Section 1.2(e)), if at the time any Milestone Payment is due and payable (or any portion of the Specified Patents Holdback Amount continues to be held back in accordance with Section 1.2(f)), there shall be any outstanding Indemnification Claim delivered in accordance with Section 7.4, the amount of Losses with respect to which shall not have been finally determined in accordance with this Article VII, then Immedica shall be entitled, but shall not be required, to withhold from such Available Remedy Amount, the amount of Losses the applicable Immedica

Indemnified Party reasonably estimates to be subject to such Indemnification Claim. If the final amount of Losses for such Indemnification Claim is determined in accordance with this Article VII to be less than the amount withheld from such Available Remedy Amount, then Immedica shall promptly, and in any event within five (5) Business Days following the final determination of the amount of such Losses, deliver the difference to Aeglea by wire transfer of immediately available funds to an account designated in writing by Aeglea (provided that no amount set off against the Specified Patents Holdback Amount shall be required to be so delivered to Aeglea unless, prior to such time, the Specified Patents Holdback Amount was required to be released to Aeglea in accordance with the last sentence of Section 1.2(f)). If the final amount of Losses for such Indemnification Claim is determined in accordance with this Article VII to exceed the amount by which such Available Remedy Amount was reduced for such claim, then Immedica shall continue to be entitled to indemnification for the amount of such excess subject to the terms and conditions of this Article VII.

(e)In no event shall any Indemnifying Party have Liability to any Indemnified Party for any consequential, special, incidental, indirect, punitive or exemplary damages, except, in each case of the foregoing damages, to the extent (i) any of the foregoing are payable to a Third Party pursuant to a Third-Party Claim, (ii) in the case of consequential or indirect damages, to the extent such damages are the reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, (iii) arising under Section 7.2(d) or (iv) any of the foregoing arise as a result of intentional fraud or willful misconduct by the Indemnifying Party. No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of Losses resulting from a single or series of related claims. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(f)The amount of any and all Losses under this Article VII shall be determined net of (i) any Tax benefit actually realized by the applicable Indemnified Parties in the form of Tax refunds received or a reduction of Taxes otherwise owed in the taxable year of such Losses, and (ii) any insurance proceeds actually received by the applicable Indemnified Parties in connection with the facts giving rise to the right of indemnification (net of any costs of recovery, deductibles or increased premiums as a result of paying such insurance claims), it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made. The Parties shall make commercially reasonable efforts to mitigate any Losses subject to an Indemnification Claim in accordance with applicable Law; provided, that (A) no Party is required to bring any suit, action or proceeding in connection with such mitigation and (B) any Liability of any Indemnifying Party under this Agreement for Losses suffered or incurred by the Indemnified Party shall include the reasonable costs and expenses suffered or incurred by the Indemnified Party in performing its mitigation obligations hereunder.

Section 7.6 Sources of Recovery. The Milestone Set-off shall be the sole and exclusive recourse for any and all payments that may become owing to the Immedica Indemnified Parties pursuant to a claim for indemnification under this Article VII (other than (A) pursuant to Section 7.2(d), (B) pursuant to Section 7.2(b) with respect to any breach of or failure to perform any covenant or obligation contained in this Agreement that by its terms contemplates performance thereof following the Closing and such breach remains uncured for a period greater than sixty (60) days after Immedica provides written notice of such breach, and (C) with respect to willful misconduct or intentional fraud (collectively, the “Excluded Indemnity Matters”)); provided that (i) the Immedica Indemnified Parties shall not be entitled to recover any Loss (or series of related Losses) against Aeglea or any of its Subsidiaries (other than by means of a Milestone-Setoff) with respect to an Excluded Indemnity Matter referred to in the foregoing clause (B) unless and until such Loss (or series of related Losses) equals or exceeds $100,000 and (ii) following May 22, 2026, the Immedica Indemnified Parties shall not be entitled to recover any Loss against Aeglea or any of its Subsidiaries (other than by means of a Milestone-Setoff) with respect to an Excluded Indemnity Matter referred to in the foregoing clause (A), except to the extent an Indemnification Claim in respect of such Loss was first made prior May 22, 2026 (it being understood, for the avoidance of doubt, that nothing in this proviso shall limit or otherwise affect an Immedica Indemnified Party’s rights to recover Losses at any time with respect to an Excluded Indemnity Matter by means of a Milestone-Setoff). No claim for indemnification under this Article VII by the Immedica Indemnified Parties shall be asserted against, and the Immedica Indemnified Parties shall not be entitled to indemnification from, Aeglea or any of its Subsidiaries for a claim for indemnification under Article VII (other than in respect of the Excluded Indemnity Matters, but subject to the proviso in this Section 7.6) except to the extent such recourse is limited to Milestone Set-Offs. For the avoidance of doubt, nothing in this Section 7.6 shall limit or otherwise affect Immedica’s right to specific performance as provided in Section 9.3.

Section 7.7 Exclusive Remedy. Following the Closing Date, the sole and exclusive remedy of any Indemnified Parties for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common Law, statute, strict liability or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including any inaccuracy or breach of any representation and warranty contained in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, shall be indemnification in accordance with this Article VII and any Milestone Set-Off pursuant to Section 1.2(e), except with respect to any claim based on intentional fraud or willful misconduct or claims for specific performance pursuant to Section 9.3, injunction or other equitable relief. For the avoidance of doubt, the limitations set forth in this Article VII shall not apply to claims for intentional fraud or willful misconduct.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Matters; Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns, making of elections and any audit or other Legal Proceeding with respect to Taxes attributable to the Acquired Assets. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such audit or other Legal Proceeding for a period of at least six (6) years following the Closing Date. On or after the end of such period, each Party shall provide the other with at least ten (10) days’ prior written notice before destroying any such books and records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and records. Each Party shall make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction). The Parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets.

Section 8.2 Allocation of Purchase Price; Treatment of Milestone Payments. The Initial Payment, and any Milestone Payments, for the Acquired Assets shall be allocated as determined by the mutual agreement of the Parties. The Parties shall provide such information as any of them shall reasonably request. The Parties shall (a) prepare each report relating to the federal, state and local and other tax consequences of the purchase and sale contemplated hereby in a manner consistent herewith and (b) not take any position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the position of the other parties unless permitted to do so by Law. The Parties agree and acknowledge that any Milestone Payments shall be treated for all applicable Tax purposes as additional purchase price for the Acquired Assets, except as otherwise required by applicable Law (including Section 483 of the Code)

Section 8.3 Transfer Taxes. Aeglea and Immedica shall be each responsible for 50% of any Transfer Taxes in connection with the sale and purchase of the Acquired Assets, regardless of the Person liable for such Transfer Taxes under applicable Law, and the Parties shall work together to timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to such Transfer Taxes.

Section 8.4 Apportioned Obligations.

(a)All personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Aeglea and Immedica based on the number of days of such taxable period up to and including the Closing Date (any such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Aeglea shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Immedica shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(b)Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

(c)The paying party of any Transfer Tax or Apportioned Obligation shall be entitled to reimbursement from the non-paying party in accordance with Section 8.3 and Section 8.4(a), respectively. Upon payment of any such Transfer Tax or Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.3 and Section 8.4(a), respectively, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

Section 8.5 Withholding. Immedica and its Affiliates shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under applicable Law. Immedica shall use commercially reasonable efforts (a) to provide prompt notice to Aeglea if Immedica determines that any payment required to be made by Immedica or any of its Affiliates is subject to any such deduction or withholding, and (b) to cooperate with Aeglea to reduce or eliminate such deduction or withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Authority, and shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with the negotiation and execution of this Agreement, and the other Instruments, and the consummation of the Transaction shall be paid by the Party incurring such costs and expenses, whether or not the Transaction is consummated.

Section 9.2 Governing Law. This Agreement and all Legal Proceedings relating to, arising out of or under or in connection with this Agreement and the Transaction, including the negotiation, execution and performance hereunder, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of choice of Law or conflicts of Law rules or provisions thereof to the extent they would result in the application of the Laws of another jurisdiction.

Section 9.3 Specific Performance. Each of Aeglea and Immedica acknowledges and agrees that any breach of this Agreement may give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each Party accordingly agrees that, in addition to any other remedies available under applicable Law or this Agreement, each of Immedica and Aeglea shall be entitled to seek enforcement of the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The rights and remedies provided for pursuant to this Section 9.3 are cumulative to, and not exclusive of, any rights or remedies otherwise available hereunder.

Section 9.4 Jurisdiction. The Parties agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such Legal Proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 9.9 shall be deemed effective service of process on such party.

Section 9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6 Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) and other documents and instruments delivered pursuant hereto constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, both written and oral, between the Parties, with respect to the subject matter hereof, including the License Agreement, and no Party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

Section 9.7 License Agreement. The Parties hereby agree that, as of Closing, (i) the License Agreement is hereby terminated in full, (ii) no rights or obligations (including any rights or obligations that purport to survive termination of the License Agreement) of either Party under the License Agreement shall survive such termination, (provided, that Immedica shall remain responsible for the payment of the invoices set forth in Schedule 9.7), and (iii) the License Agreement shall have no further force or effect. For clarity, nothing in this Section 9.7 will be construed to limit or modify a Party’s rights or obligations pursuant to this Agreement or any other Instrument.

(a) Aeglea, on behalf of itself, its Affiliates and its and their current and former officers, employees, stockholders, agents, representatives, attorneys, successors and assigns (collectively, the “Aeglea Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Immedica and its Affiliates and their current and former officers, directors, stockholders, employees, agents, representatives and attorneys (collectively, the “Immedica Releasees”), or any of them, from any and all Losses of any nature whatsoever, known or unknown, liquidated or unliquidated, suspected or unsuspected, fixed or contingent, in law or in equity, arising under or in connection with the License Agreement that the Aeglea Releasing Parties now have, own or hold, or at any time heretofore ever had, owned or held or could have had, owned or held against the Immedica Releasees, except for the payment of the invoices set forth in Schedule 9.7 and for any and all Losses arising from intentional fraud or willful misconduct of the Immedica Releasees.

(b) Immedica, on behalf of itself, its Affiliates and its and their current and former officers, employees, stockholders, agents, representatives, attorneys, successors and assigns (collectively, the “Immedica Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Aeglea and its Affiliates and their current and former officers, directors, stockholders, employees, agents, representatives and attorneys (collectively, the “Aeglea Releasees”), or any of them, from any and all Losses of any nature whatsoever, known or unknown, liquidated or unliquidated, suspected or unsuspected, fixed or contingent, in law or in equity, arising under or in connection with the License Agreement that the Immedica Releasing Parties now have, own or hold, or at any time heretofore ever had, owned or held or could have had, owned or held against the Aeglea Releasees, except for any and all Losses arising from intentional fraud or willful misconduct by the Aeglea Releasees.

Section 9.8 Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by email, as follows:

If to Aeglea, to:

Aeglea BioTherapeutics, Inc.

221 Crescent Street

Building 17, Suite 102B

Waltham, MA 02453

Attn: Jonathan Alspaugh

Email: [*]

and by email to:

Aeglea BioTherapeutics, Inc.

Attn: General Counsel

Email: bd@aeglea.com

If to Immedica, to:

Immedica Pharma AB

Solnavägen 3H, 116 63

Stockholm, Sweden

Attention: Chief Executive Officer; General Counsel

Email: corporate@immedica.com; legal@immedica.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave.

New York, New York 10017

Attention: William Chudd

Email: william.chudd@davispolk.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices and other communications required or permitted by this Agreement shall be deemed to have been duly given (a) if sent to a recipient at the proper address as determined pursuant to this Section 9.9, by registered or certified mail, return receipt requested, five calendar days after being deposited in the United States mail, postage prepaid; (b) if sent by Express Mail, Federal Express or similar reputable overnight delivery service that maintains records of receipt for next Business Day delivery, the next Business Day after being entrusted to such service, with delivery charges prepaid or charged to the sender’s account; (c) if sent by email, on the date of transmission with electronic confirmation of transmission; and (d) if delivered by hand, on the date of delivery.

Section 9.10 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced under any applicable Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

Section 9.11 No Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person that is not a Party (or its permitted successors and assigns) except with respect to indemnification as contemplated by Section 7.2 and Section 7.3.

Section 9.12 Bulk Sales Laws. Immedica and Aeglea each hereby waive compliance by Aeglea with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Aeglea agrees to indemnify and hold the Immedica Indemnified Parties harmless against any and all Losses (including any Taxes) incurred or suffered by any Immedica Indemnified Party as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

Section 9.13 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or transfer this Agreement or any rights or obligations hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of the other Parties and any attempted assignment without such required approval shall be null, void and of no effect; provided, that (a) Aeglea may assign its rights, interests, and obligations hereunder to an Affiliate of Aeglea or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business, in each case without Immedica’s prior written approval, and (b) Immedica may assign its rights, interests, and obligations hereunder (in whole and not in part) to a wholly owned Affiliate of Immedica without Aeglea’ prior written approval; provided that any such assignment or designation pursuant to the foregoing clause (a) or (b) shall not relieve the assigning Party of any of its obligations hereunder or otherwise adversely affect the other Party or any of its Affiliates. Upon any permitted assignment, the references in this Agreement to a Party shall also apply to any such assignee unless the context otherwise requires.

Section 9.14 Neutral Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.15 Counterparts; Effectiveness. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, with the same effect as if the signatures thereto were upon the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. Each of the Parties represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such Party and has and will maintain sufficient records of the same. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

IMMEDICA PHARMA AB

By:
Name:
Title:

AEGLEA BIOTHERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Exhibit A

Definitions; Interpretations

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Exhibit A, and the terms defined in Schedule 1.2 shall have the meanings specified in such Schedule. Further, those additional capitalized terms not defined in this Exhibit A or Schedule 1.2 shall have the meaning as set forth in the Agreement.

“ADA Assays” means the assays used in connection with the Program for anti-drug antibody testing developed pursuant to that certain Master Services Agreement by and between Aeglea and BioAgilytix Labs, LLC, dated as of October 16, 2015.

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Assigned Contracts” means the Contracts set forth on Schedule 2.1(b)(ii), including all amendments and supplements thereto and all Statements of Work and Purchase Orders thereunder.

“Assigned Intellectual Property” means, any and all Intellectual Property that is owned by Aeglea or any of its Subsidiaries and used or held for use in, or otherwise related to, the conduct of the Program or any Exploitation of the Product as of the Closing, including the Intellectual Property listed on Schedule 2.1(b)(i)(A), but excluding the ADA Assays.

“Assigned Patents” means any and all Patents included in the Assigned Intellectual Property.

“Biological Materials” means any biological substances and materials, including any tissues, cells, cell lines, organisms, blood samples, genetic material, antibodies, and plasmids, in each case relating exclusively to the Product or held for exclusive use in the Program. For the sake of clarity, human tissue samples taken from a human patient in the context of a Clinical Study with respect to a Product or a Program do not relate exclusively to such Product or such Program.

“Bayh Dole Act” means the Bayh-Dole Act, 35 U.S.C. § 200-211 together with all regulations implementing the same, including 37 CFR 401, as each may be amended from time to time.

“BLA” means a Biologics License Application (as defined in 21 C.F.R. 600 et. seq.) filed with the FDA, and any amendments thereto.

“Business Day” means any day of the year on which national banking institutions in New York, U.S. and Stockholm, Sweden are open to the public for conducting business and are not required or authorized by applicable Law to close.

“Clinical Study” means any investigation in human subjects intended to determine the clinical pharmacological, pharmacokinetic, and/or other pharmacodynamic effects of an investigational agent, and/or to identify any adverse reactions to an investigational agent to assess the agent’s safety and efficacy.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, contract, indenture, note, mortgage, loan, instrument, license, guarantee, bond, lease, commitment, understanding or undertaking.

“CPRIT Technology” means (i) all Patents set forth on Schedule 2.1(b)(i)(C) and (ii) any and all data generated pursuant to that certain Cancer Research Grant Contract between AERase, Inc. and Cancer Prevention and Research Institute of Texas dated as of June 1, 2014.

“Documents” means all files, documents (including all documents related to past or present preclinical and clinical trials, nonclinical studies and stability studies, in each case in both raw data and processed data (i.e., JMP file) form), instruments, papers, books, reports (including clinical, preclinical and nonclinical reports, and all data sets associated with such reports), records, budgets, forecasts, ledgers, journals, supplier lists, customer data, operating data and plans (including all launch preparation documentation), technical documentation, and other similar materials, and specifically including the label components with respect to the Product, the safety database for the Product (including all source data, related correspondence with the FDA and any similar information), all information, reports, records, data or materials relating to quality assurance matters with respect to the Product, in each case whether in hard copy or electronic format; provided, that “Documents” does not include Product Registrations or Permits.

“Environmental Law” means any applicable Law relating to the protection of the environment or the handling, treatment, storage, disposal or release of hazardous substances, wastes or materials.

“Expenses” means any and all expenses, costs, claims, demands, assessments, judgments, penalties and fees (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Exploit” means to research, have researched, develop, have developed, use, have used, make, have made, sell, have sold, offer for sale, have offered for sale, commercialize, have commercialized, import, have imported, export, have exported, register, have registered, and otherwise exploit or have exploited. “Exploitation” has a correlative meaning.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Fuji Credit” means [*] to be paid by Aeglea to Fujifilm pursuant to the Fuji Scope of Work for services not yet rendered.

“Fuji Scope of Work” means that certain Scope of Work 7 entitled “Manufacturing Pre-Production, cGMP Production, Testing and Disposition for AEB1101,” with Program Reference R2841.03, by and between Fujifilm and Aeglea dated as of November 27, 2022.

“Fujifilm” means Fujifilm Diosynth Biotechnologies U.S.A., Inc.

“Governmental Authority” means any nation or government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any other entity exercising executive, judicial, legislative, regulatory or administrative functions of or pertaining to regulation or to government.

“IND” means an Investigational New Drug Application submitted under Section 505(i) of the FD&C Act, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct clinical trials.

“Indebtedness” means any amount owed by Aeglea or any of its Subsidiaries (including (i) unpaid principal, (ii) unpaid interest, (iii) premium thereon (including make-whole premiums) and (iv) prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed), without duplication, in respect of: (a) obligations of Aeglea or any of its Subsidiaries for borrowed money (including the current portion thereof) and related accrued interest payable in respect of such borrowed money, (b) obligations of Aeglea or any of its Subsidiaries evidenced by bonds, notes, debentures or other similar instruments (including a purchase money obligation), (c) all reimbursement obligations of Aeglea or any of its Subsidiaries relating to letters of credit, bankers’ acceptances, surety, performance bonds or other bonds or similar instruments to the extent called, drawn or otherwise due, (d) capitalized lease obligations of Aeglea or any of its Subsidiaries (including the current portion thereof) and related accrued interest payable in respect of such obligations, (e) all guarantees, including guarantees of any items set forth in clauses (a) through (d) and (f) obligations of Aeglea or any of its Subsidiaries that are secured in whole or in part by the assets of Aeglea or any of its Subsidiaries.

“Indemnification Claim” means any claim in respect of which payment may be sought under Article VII of this Agreement.

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) Patents, (ii) Trademarks, (iii) copyrights and moral rights, including registrations or applications for registrations thereof and all renewals, extensions, restorations and reversions of the foregoing (“Copyrights”), (iv) Know-How, (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights and (vi) rights to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Inventory” means all inventory of the Product owned by Aeglea or its Subsidiaries as of the Closing Date, wherever located, including all finished goods, work in process, raw materials, cell banks, vials and other reagents, starting materials, and intermediates from the synthesis of Product.

“Inventory Specifications” means the applicable specifications and standards set forth in the Marketing Authorization Application (EMEA/H/C/005484) submitted by Immedica to the European Medicines Agency with respect to the Product.

“IP Assignment Agreement” means the Intellectual Property Assignment Agreement to be entered into between Aeglea (or an Affiliate thereof) and Immedica (or an Affiliate thereof) at the Closing in substantially the form attached hereto as Exhibit B.

“Know-How” means any and all know-how, trade secrets, data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including practices, techniques, methods, assays, techniques, processes, protocols, inventions, discoveries, improvements, developments, specifications, formulations, formulae, algorithms, marketing reports, business plans, expertise, technology, software, test data (including pharmacological, biological, chemical, biochemical, medical, toxicological, preclinical, and clinical test data and any other research or development data), standard operating procedures, manufacturing records, stability data and other study data and procedures.

“Knowledge” means the actual knowledge of each of Jonathan Alspaugh, Cortney Caudill and Jim Kastenmayer, after reasonable inquiry of each such individual’s direct reports.

“Law” means any foreign, federal, state and local law (including common law), statute, code, ordinance, rule, regulation (including zoning and building code), permit, legislation, injunction, judgment, decree, ruling, Order or other requirement of any Governmental Authority or any securities exchange upon which a Party is listed or becomes listed.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, audits, investigations, inquiries, hearings, proceedings (public or private), litigation, complaints, allegations, demands, charges, grievances, prosecutions or claims (including counterclaims).

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, charge, condition, restriction, covenant, license, purchase option, lease, sublease or other third-party right, right of first refusal, easement, right of way, servitude, transfer restriction, encroachment, reservation or title defect of any kind or nature.

“Losses” means all damages, losses, claims, Liabilities, charges, fines, penalties, diminution in value, lost profits, judgments, amounts paid in settlement, costs and Expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Legal Proceeding, whether involving a Third-Party Claim or a claim solely between the parties hereto to enforce the provisions hereof).

“Material Adverse Effect” means any fact, event, change, development, condition, circumstance or effect that, individually or in the aggregate, (A) has, or would reasonably be expected to have, a material adverse effect on the Program, the Product and the Acquired Assets taken as a whole, or (B) prevents or materially impairs or delays, would be reasonably expected to prevent or materially impair or delay, the ability of Aeglea to perform its obligations hereunder, including the consummation of the Transaction; provided that, in the case of clause (A) above, “Material Adverse Effect” shall not include any such fact, event, change, development, condition, circumstance or effect to the extent it results from (i) global or national political conditions, including the outbreak or escalation of war or terrorist activities, (ii) global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, or financial market conditions in or affecting the United States, (iii) changes in applicable Law (or the interpretations thereof) or GAAP (or the interpretations of), (iv) the taking of any action specifically required to be taken by this Agreement or taken by any Party or any of its Affiliates or any of their respective Affiliates with the prior written consent or at the written request of the other Party, (v) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters and weather conditions, (vi) impacts on relationships with suppliers, employees, labor organizations, or Governmental Authorities, in each case attributable to the execution, announcement or pendency of this Agreement or the Transaction, or (vii) changes generally in the life sciences and healthcare industries; except to the extent, in the case of clauses (i), (ii), (iii), (v) and (vii), such fact, event, change, development, condition, circumstance or effect disproportionately affects the Program, the Product or the Acquired Assets, relative to other participants in the industry or industries in which the Program operates.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person or business, the ordinary course of business of such Person and its Affiliates or such business, in each case, consistent with past practices.

“Patents” means any and all patents (which shall include invention patents, utility models, design patents, industrial designs, and priority rights), applications for patents, invention disclosures, provisional applications, substitutions, supplementary protection certificates, reissues, reexaminations, renewals, revisions, extensions, divisionals, continuations, continuations-in-part, inventors’ certificates, utility certificates, patents or certificates of addition, inventors’ certificates of addition, and utility certificates of addition and other indices of invention ownership and the right to claim priority to any part of the foregoing.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates (including certificates of occupancy) of a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges or levies not yet due or payable or that are being contested in good faith by appropriate Legal Proceedings and for which adequate reserves have been set aside in the relevant financial statements in accordance with generally applicable accounting principles; (ii) statutory Liens of landlords and mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Liens imposed by applicable Law or arising or incurred in the Ordinary Course of Business with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (iv) rights under the Specified Patents licensed to the U.S. Federal Government on a non-exclusive basis pursuant to the Bayh Dole Act; (v) rights under the CPRIT Technology licensed to the Cancer Prevention and Research Institute of Texas on a non-exclusive basis pursuant to that certain Cancer Research Grant Contract between AERase, Inc. and Cancer Prevention and Research Institute of Texas dated as of June 1, 2014; and (vi) non-exclusive licenses that were entered into by Aeglea or any of its Subsidiaries in the Ordinary Course of Business and where the grant of rights to use any Intellectual Property is solely for any performance of services under each such agreement.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Product” means any pharmaceutical product containing, incorporating or comprising pegzilarginase (CAS Registry Number: 1659310-95-8) whether as the sole pharmaceutical ingredient, or in combination with other active pharmaceutical ingredients, in any form, formulation, mode of administration, presentation or dosage form.

“Product Registrations” means (i) any approvals, clearances, registrations, licenses, listings, permits, investigational new drug exemptions, orphan drug designations, rare pediatric disease designations, clinical trial authorizations or marketing authorizations, together with any supplements or amendments thereto (collectively, “Approvals”), whether existing, pending or issued or in draft form, to Aeglea or an Affiliate of Aeglea by the relevant Governmental Authority prior to the Closing Date related to the research, development, manufacture, importation, distribution, marketing and/or sale of the Product, (ii) any rights that Aeglea or a Subsidiary of Aeglea has in any Approval referred to in clause (i) of this definition under any agreement pursuant to which any such Approval is held in the name of a third person,

(iii) any regulatory applications, submissions, dossiers, notifications, registrations, decisions, correspondence or other filings made to or with a Regulatory Authority with respect to the Product or the Program, (iv) supporting documentation in Aeglea’s or an Affiliate of Aeglea’s files with respect to any of the foregoing clauses (i)-(iii), including annual reports and adverse event reports and (v) as applicable, complete and accurate electronic copies of all items referred to in the foregoing clauses (i)-(iv). The Product Registrations shall include INDs, Regulatory Approvals and the pricing and reimbursement approval (if applicable or available) and all national drug code numbers (if any) assigned to the Product.

“Program Contract” means any Contract that is primarily related to, or otherwise material to, the Product or the Program.

“Regulatory Approvals” means, with respect to the Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Governmental Authority to market and sell the Product in such country or jurisdiction.

“Regulatory Authority” means, with respect to a country, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or, to the extent required in such country, price approval, for biological or pharmaceutical Product in such country.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, attorneys, counsel, consultants, advisors, financing sources, accountants, auditors, authorized representatives, agents or Affiliates.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxes” means (I) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any such Liabilities for any other Person, whether arising by reason of consolidated, combined, or similar Tax Returns, as a transferee, by contract, by operation of Law, or otherwise; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) above.

“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.

“Third Party” means any Person other than the Parties or any of their respective Affiliates.

“Trademarks” means any and all trademarks, service marks, logos, slogans, trade names, trade dress, internet domain names, social media handles, and any other indicator of the source of origin of goods or services, including all applications and registrations of, and all goodwill associated with, the foregoing.

“Transaction” means the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement.

“Transfer Taxes” means any and all sale, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority on the purchase and sale of the Acquired Assets.

“United States” or “U.S.” means the United States of America and its territories, possessions and commonwealths.

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Currency. Unless otherwise specified in this Agreement, all references to “$” and dollars set forth herein shall mean United States (U.S.) dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties contained in Article IV are qualified by reference to the Schedules attached hereto and referred to in Article IV (collectively, the “Disclosure Schedule”). The Parties acknowledge and agree that (i) the Disclosure Schedule may include items or information that Aeglea is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not be deemed to expand the scope of the representations and warranties of Aeglea under this Agreement, (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is necessarily material in any respect and (iv) reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (A) the representations and warranties (or covenants and agreements, as applicable) of Aeglea that are contained in the corresponding Section of this Agreement and (B) any other representation and warranty (or covenant and agreement, as applicable) of Aeglea that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representation and warranty (or covenant and agreement, as applicable) would be reasonably apparent to a reasonable person without any independent knowledge regarding the matter(s) so disclosed.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(vi) Herein. Words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including without limitation,” unless otherwise specified and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Other. The word “or” shall be exclusive; references to “written” or “in writing” include in electronic form (including email); any reference to “days” means calendar days unless Business Days are expressly specified; and references to any statute, rule, regulation, law or applicable Law shall be deemed to refer to all applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder.

Exhibit B

IP Assignment Agreement

B-1

Exhibit C

Specified Patent Assignment Agreement

C-1

Exhibit D

Specified Patent License Agreement

D-1